UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 19, 2024 (January 18, 2024)

KAMAN CORPORATION
(Exact name of registrant as specified in its charter)

Connecticut	001-35419	06-0613548
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1332 Blue Hills Avenue,	Bloomfield,	Connecticut	06002
(Address of principal executive offices)			(Zip Code)

(860) 243-7100
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock ($1 par value)	KAMN	New York Stock Exchange LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On January 18, 2024, Kaman Corporation, a Connecticut corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ovation Parent, Inc. a Delaware corporation (“Parent”), and Ovation Merger Sub, Inc., a Connecticut corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). Parent and Merger Sub are affiliates of investment funds managed by Arcline Investment Management LP (“Arcline”).

At the effective time of the Merger (the “Effective Time”), each share of common stock, par value $1.00 per share, of the Company (the “Common Stock”) issued and outstanding immediately prior to the Effective Time (other than (i) shares of Common Stock held by Parent or Merger Sub and (ii) shares of Common Stock owned by any direct or indirect wholly owned subsidiary of the Company) shall be converted into the right to receive $46.00 in cash, without interest (the “Merger Consideration”) and, as of the Effective Time, all such shares will no longer be outstanding and will automatically be cancelled.

As of the Effective Time, each right to receive Common Stock granted under the Kaman Corporation Second Amended and Restated 2013 Management Incentive Plan (the “Company Stock Plan”) that is subject to achievement of service-based or performance-based vesting conditions (each, a “Company PSU”) that is outstanding immediately prior to the Effective Time will be fully vested and cancelled and, in exchange therefor, the holders of such cancelled Company PSUs will be entitled to receive an amount in cash, less applicable tax withholdings, equal to (i) the total number of shares of Common Stock underlying such Company PSU, multiplied by (ii) the Merger Consideration, without interest. The number of shares of Common Stock underlying each Company PSU deemed to have been earned will be equal to the target number of Company PSUs multiplied by the greater of (x) 100% and (y) the actual level of performance of each Company PSU, calculated as of the date of consummation of the transactions contemplated by the Merger Agreement (the “Closing Date”) and using the Closing Date as the applicable measurement date (as determined by the Company Board or the applicable committee thereof in its sole discretion). In addition, as of the Effective Time, the vesting of each Company PSU granted after the date of the Merger Agreement will be prorated to take into account the portion of the performance period that has passed as of the Effective Time since the date of granting of such Company PSUs, with the remainder of such shares of Company PSUs being forfeited as of the Effective Time.

As of the Effective Time, each restricted share of Common Stock granted under the Company Stock Plan that is subject to certain restrictions that lapse at the end of a specified period or periods (each, a “Company Restricted Stock”) that is outstanding and vested immediately prior to the Effective Time will be fully vested and cancelled and, in exchange therefor, the holders of such shares of Company Restricted Stock shall be entitled to receive an amount in cash, less applicable tax withholdings, equal to (i) the total number of shares of Common Stock subject to such Company Restricted Stock multiplied by (ii) the Merger Consideration, without interest. In addition, as of the Effective Time, the vesting of each share of Company Restricted Stock granted after the date of the Merger Agreement will be prorated to take into account the portion of the performance period that has passed as of the Effective Time since the date of granting of such shares of Company Restricted Stock, with the remainder of such shares of Company Restricted Stock being forfeited as of the Effective Time.

As of the Effective Time, each stock option to purchase shares of Common Stock granted under the Company Stock Plan (a “Company Option”) that is outstanding immediately prior to the Effective Time will be fully vested and cancelled and, in exchange therefor, the holders of such Company Options will be entitled to receive an amount in cash, less applicable tax withholdings, equal to (i) the total number of shares of Common Stock subject to such Company Option, multiplied by (ii)(1) the Merger Consideration less (2) the per share exercise price applicable to such Company Option, without interest.

Consummation of the Merger is subject to certain customary conditions, including, without limitation, (i) the approval by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote (the “Company Shareholder Approval”) at the Company shareholders meeting to approve the Merger (the “Company Shareholder Meeting”); (ii) the receipt of approvals, or the expiration or termination of waiting periods (and any extension thereof), under certain regulatory laws or from certain regulatory authorities (including the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended); and (iii) the absence of any judgment, order or decree, or statute, law, ordinance, rule or regulation, preliminary, temporary or permanent, or other legal restraint or prohibition and of any binding order or determination by any governmental entity (a “Legal Restraint”), preventing, making illegal or otherwise prohibiting the consummation of the Merger and the other transactions contemplated by the Merger Agreement. Each party’s obligation to consummate the Merger is subject to certain other conditions, including (a) the accuracy of the other party’s representations and warranties, (b) the other party’s compliance with its covenants and agreements contained in the Merger Agreement (in each case, subject to certain qualifications) and (c) with respect to obligation of Parent and Merger Sub to consummate the Merger, the absence of a material adverse effect with respect to the Company.

The Company has made customary representations and warranties in the Merger Agreement and has agreed to customary covenants, including with respect to, among other things, the operation of the business of the Company and its subsidiaries prior to the Effective Time, convening and holding the Company Shareholder Meeting and, subject to certain customary exceptions, recommending that the Company’s shareholders vote to adopt the Merger Agreement and approve the Merger at the Company Shareholder Meeting. In addition, the Merger Agreement contains a customary “no shop” provision that, in general, prohibits the Company’s soliciting alternative acquisition proposals and providing non-public information in connection with, and engaging in discussions or negotiations regarding, unsolicited alternative acquisition proposals, subject to a customary “fiduciary out” exception that allows the Company, under certain specified circumstances, to take such actions with respect to an alternative acquisition proposal if the board of directors of the Company (the “Board”) determines in good faith, after consultation with its financial advisors and outside legal counsel, (x) that such alternative acquisition proposal either (i) constitutes a Superior Proposal (as defined in the Merger Agreement) or (ii) would reasonably be expected to lead to a Superior Proposal (as defined in the Merger Agreement), and (y) that failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the directors under applicable law.

The Merger Agreement contains certain customary termination rights for the Company and Parent. Subject to certain limitations, the Merger Agreement may be terminated by either Parent or the Company if (i) the Merger is not consummated on or before the date that is nine (9) months after the date of the Merger Agreement, which is subject to extension for an additional three (3) months by either party if all conditions to the consummation of the Merger are satisfied other than regulatory approvals (the “End Date”), (ii) upon the issuance by any governmental entity of a Legal Restraint which is final and non-appealable and (iii) if the Company Shareholder Approval is not obtained at the Company Shareholder Meeting or any adjournment or postponement thereof at which the vote was taken. In addition, (a) Parent may terminate the Merger Agreement prior to the Company Shareholder Meeting in the event that the Board withdraws, qualifies or modifies, or proposes publicly to withdraw, qualify or modify in a manner adverse to Parent, its recommendation that its shareholders approve and adopt the Merger Agreement or take any action, or make any public statement, filing or release inconsistent with such recommendation (including a failure to reaffirm such recommendation when required to do so under the terms of the Merger Agreement) (an “Adverse Recommendation Change”) and (b) subject to certain rights of Parent, following receipt of a Superior Proposal (as defined in the Merger Agreement) the Merger Agreement may be terminated by the Company prior to receipt of the Company Shareholder Approval, in order to enter into a definitive written agreement providing for such Superior Proposal in accordance with the provisions of the Merger Agreement.

Upon termination of the Merger Agreement under specified circumstances, including as a result of the Company’s entry into a definitive written agreement with respect to a Superior Proposal or the Board making an Adverse Recommendation Change prior to the receipt of the Company Shareholder Approval, the Company will be required to pay Parent a termination fee of $46,180,000.

Further, if the Merger Agreement is terminated because the Merger is not consummated by the End Date or if the Company Shareholder Approval has not been obtained at the Company Shareholder Meeting and prior to such termination but after the date of the Merger Agreement, an alternative acquisition proposal is made by a third party to the Company or publicly announced or is made directly to the Company’s shareholders, and within 12 months after the date of such termination the Company consummates, or enters into a definitive agreement to consummate, such alternative acquisition proposal, then the Company shall be obligated to pay the termination fee of $46,180,000.

Parent has secured committed debt financing from a bank of international reputation providing Parent with sufficient cash, together with other sources of funds immediately available to Parent, to consummate the Merger, pay all related fees and expenses with respect to the Merger, and repay the Company’s indebtedness required to be repaid at closing. Parent has agreed to use reasonable best efforts to obtain the financing; however, consummation of the Merger is not conditioned on Parent or Merger Sub obtaining any equity or debt financing. If (i)(a) Parent refuses to consummate the Merger after all of the required conditions have been satisfied or (b) there is a breach by Parent or Merger Sub of its covenants or the representations and warranties of Parent or Merger Sub are inaccurate and such breach or inaccuracy causes a failure of a closing condition (subject to a customary cure period) and (ii) the Company terminates the Merger Agreement as a result thereof, Parent shall be obligated to pay the Company a termination fee of $92,350,000.

The representations, warranties, covenants and agreements of the Company contained in the Merger Agreement have been made solely for the benefit of Parent and Merger Sub. In addition, such representations, warranties and covenants (i) have been made only for purposes of the Merger Agreement; (ii) have been qualified by (a) except for certain representations and warranties, certain matters set forth in the Company’s filings with the Securities and Exchange Commission prior to the date of the Merger Agreement and (b) confidential disclosures made to Parent and Merger Sub in the disclosure letter delivered in connection with the Merger Agreement; and (iii) are subject to certain materiality qualifications contained in the Merger Agreement, which may differ from what may be viewed as material by investors. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding the Company or its business. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The Board has unanimously (i) determined that the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the Company and the Company’s shareholders, (ii) approved and declared advisable that the Company enter into the Merger Agreement, (iii) directed that the adoption of the Merger Agreement be submitted to a vote of the Company’s shareholders at a meeting of the Company’s stockholders and (iv) subject to the terms and conditions of the Merger Agreement, recommended that the Company’s shareholders approve the adoption of the Merger Agreement and approve the Merger on the terms and subject to the conditions set forth in the Merger Agreement.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

Item 8.01. Other Events.

On January 19, 2024 the Company issued a press release announcing that it entered into the foregoing transaction. A copy of the press release is filed as Exhibit 99.1 hereto and incorporated by reference.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements also may be included in other publicly available documents issued by the Company and in oral statements made by our officers and representatives from time to time. These forward-looking statements are intended to provide management's current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. They can be identified by the use of words such as "intend," "expect," "strategy," "will" and other words of similar meaning in connection with a discussion of future operating or financial performance. Examples of forward looking statements include, among others, statements relating to future sales, earnings, cash flows, results of operations, uses of cash and other measures of financial performance. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and other factors that may cause the Company's actual results and financial condition to differ materially from those expressed or implied in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following risks: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (ii) the risk that the Company’s shareholders may not approve the proposed transaction; (iii) inability to complete the proposed transaction because, among other reasons, conditions to the closing of the proposed transaction may not be satisfied or waived; (iv) uncertainty as to the timing of completion of the proposed transaction; (v) potential adverse effects or changes to relationships with customers, employees, suppliers or other parties resulting from the announcement or completion of the proposed transaction; (vi) potential litigation relating to the proposed transaction that could be instituted against the Company, Arcline or their respective directors and officers, including the effects of any outcomes related thereto; or (vii) possible disruptions from the proposed transaction that could harm the Company’s or Arcline’s business, including current plans and operations. Further information regarding the important factors that could cause actual results to differ from projected results can be found in the Company’s reports filed or that may be filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2023, June 30, 2023 and September 29, 2023.  Any forward-looking information provided in this release should be considered with these factors in mind. We assume no obligation to update any forward-looking statements contained in this release.

Important Additional Information and Where to Find It

In connection with the proposed transaction between the Company and Arcline, the Company intends to file relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the proxy materials to each shareholder entitled to vote at the special meeting relating to the proposed transaction. This communication is not a substitute for the proxy statement or any other document that the Company may file with the SEC or send to its shareholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the proposed transaction (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at the Company’s website (https://investors.kaman.com/) or by contacting the investor relations department of the Company.

Participants in the Solicitation

The Company and its directors and executive officers, including Aisha M. Barry, A. William Higgins, Scott E. Kuechle, Michelle J. Lohmeier, Jennifer M. Pollino, Niharika T. Ramdev, all of whom are members of the Company's Board of Directors, as well as Ian K. Walsh, the Company's Chairman, President and Chief Executive Officer, Carroll K. Lane, Interim Chief Financial Officer, Richard S. Smith, Jr., General Counsel, may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the proposed transaction. Additional information regarding such participants (other than for Mr. Smith), including their direct or indirect interests, by security holdings or otherwise, can be found under the captions " Security Ownership of Certain Beneficial Owners and Management," “Information about the Board of Directors and Corporate Governance—2022 Director Compensation," and "Compensation Discussion and Analysis" contained in the Company's proxy statement on Schedule 14A filed with the SEC on March 3, 2023. To the extent that the Company’s directors and executive officers and their respective affiliates have acquired or disposed of security holdings since the applicable “as of” date disclosed in the 2023 Proxy Statement, such transactions have been or will be reflected on Statements of Change in Ownership on Form 4, Initial Statements of Beneficial ownership on Form 3, or amendments to beneficial ownership reports on Schedules 13D filed with the SEC: Form 4, filed by Scott E. Kuechle, with the filings of the Company on April 21, 2023; Form 4 filed by Niharika Ramdev, with the filings of the Company on April 21, 2023; Form 4, filed by A. William Higgins, with the filings of the Company on April 21, 2023; Form 4s filed by Carroll K. Lane, with the filings of the Company on February 23, 2023 and July 6, 2023; Form 4s, filed by Ian K. Walsh, with the filings of the Company on February 23, 2023, March 2, 2023, and September 11, 2023; Form 4s, filed by Megan A. Morgan, with the filings of the Company on February 23, 2023, March 2, 2023, November 14, 2023 and December 6, 2023; Form 4, filed by Jennifer M. Pollino, with the filings of the Company on April 21, 2023; Form 4, filed by Aisha M. Barry, with the filings of the Company on April 21, 2023; Form 4, filed by Michelle Lohmeier, with the filings of the Company on April 21, 2023; Form 4s, filed by Kristen M. Samson, with the filings of the Company on January 19, 2023, February 23, 2023, and March 2, 2023; Form 3, filed by Matthew K. Petterson, with the filings of the Company on September 1, 2023; Form 3, filed by Wilfredo R. Dilig, with the filings of the Company on January 30, 2023 and Form 4s, also filed by Wilfredo R. Dilig, with the filings of the Company on February 23, 2023 and March 2, 2023; and Form 3, filed by Richard Smith, with the filings of the Company on January 30, 2023 and Forms 4s, also filed by Richard Smith, with the filings of the Company on February 23, 2023, and December 6, 2023.

Information regarding the identity of the potential participants, and their direct or indirect interests in the proposed transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the proposed transaction. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and the Company’s website at https://kaman.com/.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

2.1*	Agreement and Plan of Merger, dated as of January 18, 2024, by and among Kaman Corporation, Ovation Parent, Inc. and Ovation Merger Sub, Inc.

99.1	Press Release, dated January 19, 2024.

*
Pursuant to Item 601(b)(2) of Regulation S-K, the schedules to the Merger Agreement (identified therein) have been omitted from this Report and will be furnished supplementally to the SEC upon request.

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KAMAN CORPORATION

By:	/s/ Carroll K. Lane
Carroll K. Lane
Senior Vice President and
Interim Chief Financial Officer

Date: January 19, 2024

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of January 18, 2024

among

KAMAN CORPORATION

OVATION PARENT, INC.

and

OVATION MERGER SUB, INC.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 18, 2024, among KAMAN CORPORATION, a Connecticut corporation (the “Company”), Ovation Parent, Inc. a Delaware corporation (“Parent”), and Ovation Merger Sub, Inc., a Connecticut corporation and a wholly owned Subsidiary of Parent (“Merger Sub”).

WHEREAS, the Company, Parent and Merger Sub desire to effect the Merger, pursuant to which Merger Sub shall be merged with and into the Company, with the Company continuing as the surviving corporation, and each share of Common Stock issued and outstanding shall be converted into the right to receive the Merger Consideration;

WHEREAS, the Company Board has (a) determined that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair and in the best interests of the Company and its shareholders, (b) approved and declared advisable the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, and (c) recommended that the Company’s shareholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, at the Company Shareholders Meeting;

WHEREAS, the Parent Board and the Merger Sub Board have each approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, the Merger Sub Board has recommended adoption and approval of this Agreement by Parent, as its sole shareholder;

WHEREAS, simultaneously with, in connection with and as an inducement to the willingness of the Company to effect, the execution and delivery of this Agreement, (a) Arcline Capital Partners III LP, a Delaware limited partnership, Arcline Capital Partners III-A LP, a Delaware limited partnership, and Arcline Capital Partners III Executive LP, a Delaware limited partnership (collectively, the “Investors”) have entered into, and delivered to the Company, the Equity Commitment Letters and (b) Arcline Capital Partners III LP, a Delaware limited partnership, Arcline Capital Partners III-A LP, a Delaware limited partnership, and Arcline Capital Partners III Executive LP, a Delaware limited partnership (collectively, the “Guarantors”) have entered into, and delivered to the Company, a guarantee (the “Guarantee”) of Parent’s and Merger Sub’s obligations under this Agreement;

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, certain capitalized terms used in this Agreement are defined in Section 9.03.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

The Merger

Section 1.01          The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Connecticut Business Corporation Act (the “CBCA”), on the Closing Date, Merger Sub shall be merged with and into the Company (the “Merger”).  At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Company”).

Section 1.02          Closing.  The closing (the “Closing”) of the Merger shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, NY 10001 at 9 a.m., New York City time, on a date to be specified by the Company and Parent, which shall be no later than the second Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between the Company and Parent; provided, that the Closing shall not take place prior to March 18, 2024.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.03          Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Connecticut Secretary of State the certificate of merger relating to the Merger (the “Certificate of Merger”), executed and acknowledged in accordance with the relevant provisions of the CBCA, and, as soon as practicable on or after the Closing Date, shall make all other filings required under the CBCA or by the Secretary of State of the State of Connecticut in connection with the Merger.  The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Connecticut Secretary of State, or at such later time as the Company and Parent shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.04          Effects.  The Merger shall have the effects set forth in this Agreement and the applicable provisions of the CBCA.

Section 1.05          Certificate of Incorporation and Bylaws.  The certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws, respectively, of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law, except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Company.

Section 1.06          Directors and Officers of Surviving Company.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

Effect on the Capital Stock of the Constituent Entities; Exchange of Certificates

Section 2.01          Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any shares of common stock, par value $1.00 per share, of the Company (the “Common Stock”) or any shares of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”):

(a)          Conversion of Merger Sub Common Stock.  Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Company.  From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(b)          Cancellation of Parent-Owned Stock; Conversion of Subsidiary-Owned Stock.

(i)           Each share of Common Stock that is owned directly by Parent or Merger Sub immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(ii)          Each share of Common Stock that is owned by any direct or indirect wholly owned Subsidiary of the Company or any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub) or of Merger Sub shall be converted into such number of shares of common stock of the Surviving Company such that the ownership percentage of any such Subsidiary in the Surviving Company immediately following the Effective Time shall equal the ownership percentage of such Company Subsidiary immediately prior to the Effective Time.

(c)          Conversion of Common Stock.  Subject to Sections 2.01(c) and 2.04, each share of Common Stock, including each share of Company Restricted Stock as further described in Section 2.03(b), issued and outstanding immediately prior to the Effective Time (other than shares to be canceled or converted into shares of the Surviving Company in accordance with Section 2.01(b)) that are held by any holder shall be converted into the right to receive $46.00 in cash, without interest (the “Merger Consideration”).  All such shares of Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form (such shares, “Book-Entry Shares”)) that immediately prior to the Effective Time represented any such shares of Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.  Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein that is based upon the number of shares of Common Stock will be appropriately adjusted to provide to the holders of Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 2.02          Exchange of Certificates; Payment Fund.

(a)          Paying Agent.  Prior to the Effective Time, Parent shall appoint, at its sole cost and expense, a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment and delivery of the Merger Consideration pursuant to this Article II.  Immediately prior to the Effective Time, Parent shall deposit with the Paying Agent for payment in accordance with this Article II through the Paying Agent, cash sufficient to pay the Merger Consideration.  All such cash deposited with the Paying Agent is hereinafter referred to as the “Payment Fund.”

(b)          Letter of Transmittal.  As reasonably promptly as practicable after the Effective Time (and in any event within two Business Days after the Effective Time), Parent shall cause the Paying Agent to mail, or otherwise provide in the case of Book-Entry Shares, to each holder of record of Common Stock (i) a form of letter of transmittal (the “Letter of Transmittal”) which shall specify that delivery shall be effected and risk of loss and title shall pass (A) with respect to shares evidenced by Certificates, only upon the proper delivery of the Certificates and validly executed Letter of Transmittal to the Paying Agent (and such other documents as the Paying Agent may reasonably request) and (B) with respect to Book-Entry Shares, only upon proper delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request) and (ii) instructions for effecting the surrender of Book-Entry Shares or Certificates in exchange for the applicable Merger Consideration.

(c)          Merger Consideration Received in Connection with Exchange.  Upon (i) in the case of shares of Common Stock represented by a Certificate, the surrender of such Certificate for cancellation to the Paying Agent together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, or (ii) in the case of shares of Common Stock held as Book-Entry Shares, the receipt of an “agent’s message” by the Paying Agent, in each case together with such other documents as may reasonably be required by the Paying Agent, the holder of such shares shall be entitled to receive in exchange therefor the Merger Consideration into which such shares of Common Stock have been converted pursuant to Section 2.01.  In the event of a transfer of ownership of Common Stock that is not registered in the transfer records of the Company, the Merger Consideration may be paid to a transferee if the Certificate or Book-Entry Share representing such Common Stock is presented to the Paying Agent (or, in the case of Book-Entry Shares, proper evidence of such transfer) accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid.  Until surrendered as contemplated by this Section 2.02(c), each share of Common Stock, and any Certificate with respect thereto, shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holders of shares of Common Stock are entitled to receive in respect of such shares pursuant to this Section 2.02(c).  No interest will be paid or accrued on the cash payable upon surrender of the Certificates (or shares of Common Stock held as Book-Entry Shares).

(d)          No Further Ownership Rights in Common Stock.  The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Common Stock shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Common Stock.  From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of shares of Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificates formerly representing shares of Common Stock (or shares of Common Stock held in book-entry form) are presented to Parent or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e)          Termination of Payment Fund.  Any portion of the Payment Fund (including any interest received with respect thereto) that remains undistributed to the holders of Common Stock for one year after the Effective Time shall be delivered to Parent (or its designee), and any holder of Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration without any interest thereon.

(f)          No Liability.  None of the Company, Parent, Merger Sub or the Paying Agent shall be liable to any Person in respect of any portion of the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)          Investment of Payment Fund.  The Paying Agent shall invest any cash in the Payment Fund if and as directed by Parent; provided that such investment shall be in obligations of, or guaranteed by, the United States of America, in commercial paper obligations of issuers organized under the Law of a state of the United States of America, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $10 billion, or in mutual funds investing in such assets.  Any interest and other income resulting from such investments shall be paid to, and be the property of, Parent.  No investment losses resulting from investment of the Payment Fund shall diminish the rights of any of the Company’s shareholders to receive the Merger Consideration or any other payment as provided herein.  To the extent there are losses with respect to such investments or the Payment Fund diminishes for any other reason below the level required to make prompt cash payment of the aggregate funds required to be paid pursuant to the terms hereof, Parent shall reasonably promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient to make such cash payments.

(h)          Withholding Rights.  Each of Parent, the Company and the Paying Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Common Stock, Company Restricted Stock, Company PSUs and Company Options pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Law; provided, however, that the parties agree that no withholding shall be made under Section 1445 of the Code with respect to the amounts payable under this Agreement.  Amounts so withheld and paid over to the appropriate taxing authority in accordance with applicable Law shall be treated for all purposes of this Agreement as having been paid to the holder of Common Stock, Company Restricted Stock, Company PSUs and Company Options in respect of which such deduction or withholding was made.  Parent shall pay, or shall cause to be paid, all amounts deducted and withheld pursuant to this Section 2.02(h) to the appropriate taxing authority within the period required under applicable Law.

(i)          Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall, in exchange for such lost, stolen or destroyed Certificate, pay the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

Section 2.03          Treatment of Outstanding Equity Awards.

(a)          Treatment of Company PSUs.  Except as set forth on Section 2.03 of the Company Disclosure Letter, immediately prior to the Effective Time, (i) each outstanding Company PSU shall be fully vested and (ii) each such Company PSU shall be cancelled and, in exchange therefor, each holder of any such cancelled Company PSU shall be entitled to receive, in consideration of the cancellation of such Company PSU and in settlement therefor, a payment in cash of an amount equal to the product of (A) the number of shares of Common Stock underlying such Company PSU, multiplied by (B) the Merger Consideration, without interest (such amounts payable hereunder, the “PSU Payments”) (less any required withholding for Taxes), with the number of shares of Common Stock underlying each Company PSU deemed to have been earned equal to the target number of Company PSUs multiplied by the greater of (x) 100% and (y) the actual level of performance of each Company PSU, calculated as of the Closing Date and using the Closing Date as the applicable measurement date (as determined by the Company Board or the applicable committee thereof in its sole discretion).  Following the Effective Time, no Company PSU that was outstanding immediately prior to the Effective Time shall remain outstanding, and each former holder of any such Company PSU shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.03(a) in exchange for such Company PSU. Subject to Section 2.03(f) and the requirements of Section 409A of the Code, the consideration payable under this Section 2.03(a) to each former holder of a Company PSU that was outstanding immediately prior to the Effective Time shall be paid through the Surviving Company’s payroll to such former holder as soon as practicable following the Effective Time (but in any event not later than during the second regularly scheduled pay period following the Effective Time), net of any required withholding for Taxes.

(b)          Treatment of Company Restricted Stock.  Except as set forth on Section 2.03 of the Company Disclosure Letter, immediately prior to the Effective Time, (i) each outstanding share of Company Restricted Stock shall be fully vested and (ii) in accordance with Section 2.01(c), each such share of Company Restricted Stock shall be cancelled and, in exchange therefor, each holder of any such cancelled share of Company Restricted Stock shall be entitled to receive, in consideration of the cancellation of such share of Company Restricted Stock and in settlement therefor, a payment in cash of an amount equal to the Merger Consideration, without interest (such amounts payable hereunder, the “Restricted Stock Payments”) (less any required withholding for Taxes).  Following the Effective Time, no such share of Company Restricted Stock that was outstanding immediately prior to the Effective Time shall remain outstanding, and each former holder of any such share of Company Restricted Stock shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in Section 2.01(c).  Subject to Section 2.03(f), the consideration payable under Section 2.01(c) to each former holder of a share of Company Restricted Stock that was outstanding immediately prior to the Effective Time shall be paid through the Surviving Company’s payroll to such former holder as soon as practicable following the Effective Time (but in any event not later than during the second regularly scheduled pay period following the Effective Time), net of any required withholding for Taxes.

(c)          Treatment of Company Options.  Immediately prior to the Effective Time, (i) each outstanding Company Option shall be fully vested and (ii) each such Company Option shall be cancelled and, in exchange therefor, each holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, a payment in cash of an amount equal to the product of (A) the number of shares of Common Stock subject to such Company Option multiplied by (B) (x) the Merger Consideration less (y) the per share exercise price applicable to such Company Option, without interest (such amounts payable hereunder, the “Option Payments”) (less any required withholding for Taxes).  Following the Effective Time, no such Company Option that was outstanding immediately prior to the Effective Time shall remain outstanding, and each former holder of any such Company Option shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.03(c) in exchange for such Company Option.  Subject to Section 2.03(f) and the requirements of Section 409A of the Code, the consideration payable under this Section 2.03(c) to each former holder of a Company Option that was outstanding immediately prior to the Effective Time shall be paid through the Surviving Company’s payroll to such former holder as soon as practicable following the Effective Time (but in any event not later than during the second regularly scheduled pay period following the Effective Time), net of any required withholding for Taxes.

(d)          Termination of Company Stock Plan.  As of the Effective Time, the Company, the Company Board or the applicable committee thereof, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 2.03, to terminate the Company Stock Plan and to ensure that no further rights with respect to Common Stock or any other awards shall be outstanding thereunder.

(e)         Treatment of Company ESPP. The provisions of Section 2.03(a), Section 2.03(b) and Section 2.03(c) shall not apply to any rights under the Company Employees Stock Purchase Plan.  With respect to the Company ESPP, as soon as practicable following the date of this Agreement, the Company Board (or a committee thereof) shall adopt resolutions or take other actions as may be required to provide that no further purchase period will commence pursuant to the Company ESPP after the date hereof and no existing participant in the Company ESPP may increase their elections following the date of this Agreement.  Prior to the Effective Time, the Company will take all action that may be necessary to, effective upon the Effective Time, (i) cause any Purchase Date (as defined in the Company ESPP) that would otherwise occur on or after the Effective Time, if any, to occur no later than five Business Days prior to the date on which the Effective Time occurs, (ii) make any pro rata adjustments that may be necessary to reflect the shortened purchase period, but otherwise treat such shortened purchase period as a fully effective and completed purchase period for all purposes pursuant to the Company ESPP and (iii) cause the exercise (as of no later than five Business Days prior to the date on which the Effective Time occurs) of each outstanding purchase right pursuant to the Company ESPP. On such exercise date, if any, referred to in clause (iii) of the preceding sentence, the Company will apply the funds credited as of such date pursuant to the Company ESPP within each participant’s payroll withholding account to the purchase of whole and fractional shares of Common Stock in accordance with the terms of the Company ESPP.  Immediately prior to and effective as of the Effective Time, the Company will terminate the Company ESPP.

(f)          Parent Funding.  At the Effective Time, Parent shall deposit, or cause to be deposited, with the Surviving Company cash in the amount sufficient to make the payments required under Section 2.03(a), Section 2.03(b) and Section 2.03(c), and Parent shall cause the Surviving Company to make the payments required under Section 2.03(a), Section 2.03(b) and Section 2.03(c) at the time required under Section 2.03(a), Section 2.03(b) and Section 2.03(c), as applicable, or at such later time as necessary to avoid a violation of, or adverse tax consequences under, Section 409A of the Code.  Parent shall cause the Surviving Company to pay the applicable PSU Payments to the holders of Company PSUs, the applicable Restricted Stock Payments to holders of Company Restricted Stock and the applicable Option Payments to holders of Company Options.

Section 2.04          No Appraisal Rights.  In accordance with the CBCA, there are no appraisal rights available to holders of shares of Common Stock in connection with the Merger.

ARTICLE III

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly represent and warrant to the Company that the statements contained in this Article III are true and correct except as set forth in the disclosure letter delivered by Parent to the Company at or before the execution and delivery by Parent and Merger Sub of this Agreement (the “Parent Disclosure Letter”).  The Parent Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section or subsection shall be deemed to qualify any other section in this Article III to the extent that it is reasonably apparent that such disclosure also qualifies or applies to such other section or subsection.

Section 3.01          Organization, Standing and Power.  Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all corporate power and authority required to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder.  Each of Parent and Merger Sub is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 3.02          Authority; Execution and Delivery; Enforceability.  Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Merger and the other transactions contemplated by this Agreement.  The Parent Board has adopted resolutions, by unanimous vote of the directors present at a meeting duly called at which a quorum of directors of Parent was present, (i) approving the execution, delivery and performance of this Agreement and (ii) determining that entering into this Agreement is in the best interests of Parent and its shareholders.  As of the date of this Agreement, such resolutions have not been amended or withdrawn.  The Merger Sub Board has unanimously adopted resolutions (i) approving the execution, delivery and performance of this Agreement; (ii) determining that the terms of this Agreement are in the best interests of Merger Sub and Parent, as its sole shareholder; (iii) declaring this Agreement advisable; and (iv) recommending that Parent, as sole shareholder of Merger Sub, adopt this Agreement and directing that this Agreement be submitted to Parent, as sole shareholder of Merger Sub, for adoption.  As of the date of this Agreement, such resolutions have not been amended or withdrawn.  Parent, as sole shareholder of Merger Sub, has adopted and approved this Agreement.  No other corporate proceedings (including, for the avoidance of doubt, any shareholder approval) on the part of Parent or Merger Sub are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the Certificate of Merger in accordance with the relevant provisions of the CBCA).  Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 3.03          No Conflicts; Consents.

(a)          The execution and delivery by each of Parent and Merger Sub of this Agreement does not, and the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or (solely with respect to clause (ii)) give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any provision of (i) the governing or organizational documents of Parent or Merger Sub; (ii) any written contract, lease, license, indenture, note, bond, agreement, understanding, undertaking, concession, franchise or other instrument (in each case, to the extent legally binding on the parties thereto) (a “Contract”) to which either Parent or Merger Sub is a party or by which any of their respective properties or assets is bound; or (iii) subject to the filings and other matters referred to in Section 3.03(b), as of the date hereof, any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Law”) or Permit, in each case, applicable to Parent or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)           No governmental franchises, licenses, permits, authorizations, variances, exemptions, orders and approvals (each a “Permit” and collectively, the “Permits”), consent, approval, clearance, waiver or order (collectively, with the Permits, the “Consents” and each, a “Consent”) of or from, or registration, declaration, notice or filing made to or with any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative or regulatory agency or commission, or other governmental authority or instrumentality, whether domestic, foreign or supranational (a “Governmental Entity”), is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) relevant Foreign Investment Clearances and (C) such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any foreign antitrust, competition, trade regulation, foreign investment or similar Laws in order to complete the Merger and the other transactions contemplated by this Agreement, (ii) the filing of the Certificate of Merger with the Connecticut Secretary and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business and (iii) (iv) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 3.04          Information Supplied.  None of the information supplied or to be supplied by Parent, Merger Sub or any of their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  No representation is made by Parent, Merger Sub or any of their respective Affiliates with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

Section 3.05          Litigation.  There is no suit, action or other proceeding pending or, to the Knowledge of Parent, threatened against Parent, Merger Sub or any of their respective Affiliates that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of Parent, investigation by any Governmental Entity involving Parent, Merger Sub or any of their respective Affiliates that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 3.06          Brokers’ Fees and Expenses.  No broker, investment banker, financial advisor or other Person, other than Morgan Stanley & Co. LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 3.07          Merger Sub.  The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding.  Parent is the sole shareholder of Merger Sub.  Merger Sub has been formed solely for the purpose of the Merger, has not conducted any business and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation, continued existence and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 3.08          Ownership of Common Stock.  None of Parent, Merger Sub or any of their respective Affiliates has been, at any time during the three years prior to the date hereof, an “interested shareholder” of the Company, as defined in Section 33-844 of the CBCA.  As of the date of this Agreement, except as set forth on Section 3.08 of the Parent Disclosure Letter, none of Parent, Merger Sub or their respective affiliates owns any shares of capital stock of the Company or has any rights to acquire any shares of capital stock of the Company (except pursuant to this Agreement).

Section 3.09          Financing.

(a)          On or prior to the date hereof, Parent has delivered to the Company (i) a true, accurate and complete copy of an executed commitment letter, together with all annexes, schedules, exhibits and other attachments thereto, dated the date hereof, by and among Morgan Stanley Senior Funding, Inc. and Parent (the “Debt Commitment Letter”), pursuant to which, and subject to the terms and conditions thereof, the Debt Financing Sources party thereto have committed, on the terms and subject solely to the conditions expressly set forth therein, to provide debt financing in the applicable amount set forth therein to Merger Sub for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”) and (ii) true, accurate and complete copies of all executed fee letters associated with the Debt Commitment Letter (collectively, the “Debt Fee Letters” and, together with the Debt Commitment Letter, collectively, the “Debt Financing Letters”); provided that the Debt Fee Letters may be Customarily Redacted.  Section 3.09(a) of the Parent Disclosure Letter sets forth true, accurate and complete copies of the executed commitment letters (the “Equity Commitment Letters” and, together with the Debt Financing Letters, the “Financing Commitments”) from each of the Investors pursuant to which the Investors have committed to invest the amounts set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”).  The Equity Commitment Letters provide, and shall continue to provide, that the Company is a third-party beneficiary thereof.

(b)          As of the date hereof, the Financing Commitments are in full force and effect and have not been withdrawn, rescinded or terminated or otherwise amended, supplemented or modified in any respect, and no provisions or rights thereunder have been waived.  Each of the Financing Commitments, in the form so delivered, is a legal, valid and binding obligation of Parent, Merger Sub and, to the Knowledge of Parent, the other parties thereto, enforceable in accordance with its terms, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.  Other than the Financing Commitments, as of the date hereof, there are no agreements, side letters or arrangements relating to the Financing Commitments that could affect the conditionality of the Debt Financing or the Equity Financing, and the Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Merger Sub on the terms therein.  Except for the Debt Fee Letters, as of the date hereof, there are no other agreements, side letters, undertakings or arrangements (written or oral) directly or indirectly relating to the Financing Commitments that could affect the amount or availability of the Debt Financing or the Equity Financing.  As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach of Parent or Merger Sub, or to the Knowledge of Parent, of any other party thereto, under any term or condition of the Financing Commitments; (ii) make any of the representations, warranties or assumptions or any of the statements set forth in the Financing Commitments inaccurate in any material respect; (iii) result in any of the conditions in the Financing Commitments not being satisfied; or (iv) otherwise result in or would reasonably be expected to result in any portion of the Financing not being available at or prior to the Closing (other than through the operation of additional original issue discount or additional upfront fees imposed pursuant to “flex” terms that would not reduce the net proceeds of the Debt Financing below the amount, together with the aggregate committed amount of the Equity Financing (including any increase in the aggregate committed amount of the Equity Financing after the date of this Agreement), necessary to fund the Required Amounts (as defined below)).  As of the date hereof, none of the Investors nor any Debt Financing Source has notified Parent or Merger Sub of its intention to terminate any of the Financing Commitments or not to provide the Financing at or prior to the Closing.  Assuming satisfaction of the conditions in Section 7.01 and Section 7.03, as of the date of this Agreement, neither Parent nor Merger Sub has reason to believe that it will be unable to satisfy, on a timely basis, any term or condition of closing to be satisfied by it with respect to the Financing Commitments or that the full amount of the Financing will not be available as of the Closing (other than through the operation of additional original issue discount or additional upfront fees imposed pursuant to “flex” terms that would not reduce the net proceeds of the Debt Financing below the amount, together with the aggregate committed amount of the Equity Financing (including any increase in the aggregate committed amount of the Equity Financing after the date of this Agreement), necessary to fund the Required Amounts).  Parent has fully paid any and all commitment fees or other fees required by the Financing Commitments (or any related fee letter or engagement letter, including the Fee Letters) to be paid by it as of the date hereof.  None of the Financing Commitments (or any related fee letter or engagement letter) contains any commitment fee or other fee payable by the Company or any of its Subsidiaries or Affiliates prior to Closing.  The aggregate proceeds from the Financing constitute all of the financing required to be provided by Parent and Merger Sub for the consummation of the transactions contemplated by this Agreement, and are sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the consummation of the transactions contemplated by this Agreement, the payment of the aggregate Merger Consideration, the payment of the amounts contemplated by Section 2.03 and Section 5.05, all amounts that may become payable as a result of the consummation of the Merger under the Convertible Notes and the payment of all associated fees, costs and expenses related to the foregoing contemplated by this Agreement or payable in connection with the transactions contemplated by this Agreement (including any refinancing of indebtedness of the Company, Parent or any other party required in connection therewith or such other payments) (the foregoing, collectively, the “Required Amounts”).  As of the date hereof, none of the Financing Commitments has been withdrawn and Parent does not know of any facts or circumstances that would result in or would reasonably be expected to result in any of the conditions set forth in the Financing Commitments not being satisfied or any portion of the Financing not being available.

(c)          Parent hereby acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, none of its obligations hereunder (including the obligation to consummate the Merger and the other transactions contemplated hereby) are subject to any condition regarding Parent’s or any other Person’s ability to obtain the Financing or any other funding or financing.

Section 3.10          Guarantee.

(a)          Each of the Guarantors has duly executed and delivered the Guarantee and, assuming the due authorization, execution and delivery by the other parties thereto, the Guarantee is such Guarantor’s legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)          The execution and delivery by each of the Guarantors of the Guarantee does not, and the performance by each of the Guarantors of its obligations under the Guarantee and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or (solely with respect to clause (ii) below) give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of such Guarantor, Parent or any of their respective Affiliates under, any provision of (i) the governing or organizational documents of Parent, such Guarantor or any of their respective Affiliates; (ii) any Contract to which such Guarantor, Parent or any of their respective Affiliates is a party or by which any of their respective properties or assets is bound; or (iii) subject to the filings and other matters referred to in Section 3.03(b), as of the date of this Agreement, any Judgment, Law or Permit, in each case, applicable to such Guarantor or Parent or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c)          No Consents of or from, or registration, declaration, notice or filing made to or with any Governmental Entity, is required to be obtained or made by or with respect to Guarantor, Parent or any of their respective Affiliates in connection with the execution and delivery of any Guarantee or its performance of its obligations under the Guarantee or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) compliance with and filings under the HSR Act, and (B) such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any foreign antitrust or competition Laws in order to complete the Merger and the other transactions contemplated by this Agreement; and (ii) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(d)          The Guarantors have, and will have, the financial capacity to pay and perform their obligations under the Guarantee and cash or access to available funds in an amount not less than the Guaranteed Obligations (as defined in the Guarantee) for such Guarantors to fulfill the Guaranteed Obligations under the Guarantee.

(e)          The Guarantee is in full force and effect.  No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of any Guarantor under the Guarantee.

Section 3.11          Solvency of the Surviving Company Following the Merger.  As of the Effective Time, assuming the satisfaction of the conditions set forth in Section 7.01 and Section 7.03, immediately after giving effect to the transactions contemplated by this Agreement, payment of the aggregate Merger Consideration and the other Required Amounts, repayment or refinancing of any Indebtedness in connection with the transactions contemplated by this Agreement and payment of all related fees and expenses, the Surviving Company and its Subsidiaries, on a consolidated basis, will be Solvent.  For the purposes of this Section 3.11, the term “Solvent,” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” (determined on a going concern basis) of the assets of such Person will, as of such date, exceed the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature and (d) such Person will not intend to incur, or believe or reasonably should believe that it would incur, debts beyond its ability to pay as they become due or as they mature.  For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or lines of credit, or a combination thereof, to meet its obligations as they become due.

Section 3.12          U.S. Foreign Investment Laws.  Parent and Merger Sub are not foreign persons (as defined in 31 C.F.R. Part 800.224) and, to Parent’s Knowledge, the transactions contemplated by this Agreement will otherwise not result in a covered transaction (as defined in 31 C.F.R. Part 800.213) with respect to any foreign person that will receive beneficial ownership (direct or indirect) in the Company as a result of the transactions contemplated by this Agreement.

Section 3.13          No Other Representations or Warranties.  Except for the representations and warranties contained in Article IV or in any certificate delivered by the Company to Parent and Merger Sub (and notwithstanding the delivery or disclosure to Parent or its Representatives of any documentation, projections, estimates, budgets or other information), each of Parent and Merger Sub acknowledges that (x) none of the Company, the Company Subsidiaries or any other Person on behalf of the Company makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement and Parent and Merger Sub are not relying on any representation or warranty of any Person except for those expressly set forth in this Agreement, (y) no person has been authorized by the Company, the Company Subsidiaries or any other Person on behalf of the Company to make any representation or warranty relating to itself or its business or otherwise in connection with this Agreement and Merger, and if made, such representation or warranty shall not be relied upon by Parent or Merger Sub as having been authorized by such entity and (z) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives, including any materials or information made available to Parent and/or its Representatives in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties.  Each of Parent and Merger Sub acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition, operations and business of the Company and, in making its determination to proceed with the transactions contemplated by this Agreement, including the Merger, each of Parent and Merger Sub has relied solely on the results of its own independent investigation and the terms of this Agreement and has not relied directly or indirectly on any materials or information made available to Parent and/or its Representatives by or on behalf of the Company.

ARTICLE IV

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article IV are true and correct except (i) as set forth in the Company SEC Documents furnished or filed and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”) or (ii) as set forth in the disclosure letter delivered by the Company to Parent at or before the execution and delivery by the Company of this Agreement (the “Company Disclosure Letter”).  The Company Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Agreement, and the disclosure in any section or subsection shall be deemed to qualify any other section in this Agreement to the extent that it is reasonably apparent that such disclosure also qualifies or applies to such other section or subsection; provided, that nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company made in this Agreement.

Section 4.01          Organization, Standing and Power.  Each of the Company and the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except in the case of the Company Subsidiaries where the failure to be so organized, exist or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Each of the Company and the Company Subsidiaries has all requisite power and authority to conduct its businesses as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.02          Company Subsidiaries.

(a)          All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by a Company Subsidiary, by the Company and a Company Subsidiary or by multiple Company Subsidiaries, free and clear of all material Liens, except for Permitted Liens, and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities law.

(b)          Except for the capital stock and voting securities of, and other equity interests in, the Company Subsidiaries, none of the Company or any Company Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any Person, in each case, other than securities held for investment by the Company or the Company Subsidiaries in the ordinary course of business consistent with past practice in all material respects.

Section 4.03          Capital Structure.

(a)          The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, and 200,000 shares of preferred stock, $1.00 par value, of the Company (the “Preferred Stock” and, together with the Common Stock, the “Capital Stock”).  At the close of business on January 17, 2024, (i) 28,307,496 shares of Common Stock were issued and outstanding (of which 229,636 shares consisted of shares of Company Restricted Stock), (ii) no shares of Preferred Stock were issued and outstanding, (iii) 2,421,704 shares of Common Stock were reserved and available for the grant of future awards pursuant to the Company Stock Plan, (iv) 279,847 shares of Common Stock were issuable upon the vesting or settlement of outstanding Company PSUs (assuming target performance is achieved), (v) 559,664 shares of Common Stock were issuable upon the vesting or settlement of outstanding Company PSUs (assuming maximum performance is achieved), (vi) 43,354 shares of Common Stock were issuable upon the exercise of outstanding Company Options, (vii) 277,819 Shares were reserved for issuance under the Company ESPP, and (viii) 3,056,879 shares of Common Stock were reserved for issuance upon conversion of the Convertible Notes.  Except as set forth in this Section 4.03(a), at the close of business on January 17, 2024, no shares of capital stock or voting securities of, or other equity interests in, the Company were issued, reserved for issuance or outstanding.  As of the close of business on January 17, 2024, the Conversion Rate (as defined in the Convertible Notes Indenture) of the Convertible Notes was 15.3227 shares of Common Stock per $1,000 principal amount of the Convertible Notes.

(b)          All outstanding shares of Common Stock are, and, at the time of issuance, all such shares that may be issued upon the vesting, settlement or exercise, as applicable, of Company PSUs and Company Options will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the CBCA, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or otherwise bound.  Except as set forth above in this Section 4.03, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock of the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (y) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or any other obligation of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary or (z) any rights issued by, or other obligations of, the Company or any Company Subsidiary that are linked in any way to the price of any class of Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary.  Except for acquisitions, or deemed acquisitions, of Common Stock or other equity securities of the Company in connection with (i) the withholding of Taxes in connection with the exercise, vesting or settlement of Company Stock Awards and (ii) forfeitures of Company Stock Awards, there are not any outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of the Company or any Company Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clauses (x), (y) or (z) of the immediately preceding sentence.  There are no debentures, bonds, notes or other Indebtedness of the Company having the right to vote (or, other than the Convertible Notes, convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Company’s shareholders in their capacity as such are entitled to vote (“Company Voting Debt”).  None of the Company or any of the Company Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, the Company, other than customary proxy rights granted pursuant to the Collateral Documents.  None of the Company or any of the Company Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of the Company Subsidiaries. All awards of equity or equity-based compensation awards with respect to the Company or any of the Company Subsidiaries that are outstanding were granted under the Company Stock Plan.  Company Stock Awards are the only types of awards that are outstanding under the Company Stock Plan.

(c)          Section 4.03(c) of the Company Disclosure Letter sets forth a true and complete list as of the date of this Agreement of each holder of Company Stock Awards, including (i) the holder’s name or employee ID number, (ii) the type of Company Stock Award, (iii) the number of the shares of Common Stock subject thereto (including, in the case of Company PSUs, the number of shares of Common Stock issuable on both target performance and maximum performance), (iv) the grant date, (v) any applicable vesting schedule, and (vi) the exercise price (if any).

Section 4.04          Authority; Execution and Delivery; Enforceability.  The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to the receipt of the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Company Shareholders Meeting (the “Company Shareholder Approval”).  The Board of Directors of the Company (the “Company Board”) has adopted resolutions, by unanimous vote of the directors present at a meeting duly called at which a quorum of directors of the Company was present, (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair and in the best interests of the Company and its shareholders, (ii) approving and declaring advisable the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, and (iii) submitting to the Company’s shareholders for adoption and approval and recommending that the Company’s shareholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, at a duly held meeting of such shareholders for such purpose (the “Company Shareholders Meeting”).  As of the date of this Agreement, such resolutions have not been amended or withdrawn.  Except for the Company Shareholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize or adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the Certificate of Merger in accordance with the relevant provisions of the CBCA).  The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 4.05          No Conflicts; Consents.

(a)          The execution and delivery by the Company of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or (solely with respect to clause (ii)) give rise to a right of termination, cancellation or acceleration of any obligation (other than pursuant to any Company Benefit Plan), any obligation to make an offer to purchase or redeem any capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any provision of (i) the Company Charter, the Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary (assuming that the Company Shareholder Approval is obtained), (ii) any Material Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.05(b), as of the date hereof, to the Knowledge of the Company, any Permit, Judgment or Law, in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets (assuming that the Company Shareholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)          No Consent of or from, or registration, declaration, notice or filing made to or with, any Governmental Entity (other than as a party to any Government Contract or as the ultimate customer of any Government Contract) is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the SEC of the Proxy Statement in preliminary and definitive forms, and (B) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement (including the requirement under the Exchange Act for the shareholders of the Company to approve or disapprove, on an advisory basis, certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger); (ii) (A) compliance with and filings under the HSR Act, (B) relevant Foreign Investment Clearances and (C) such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any foreign antitrust, competition, trade regulation, foreign investment or similar Laws in order to complete the Merger and the other transactions contemplated by this Agreement; (iii) the filing of the Certificate of Merger with the Connecticut Secretary and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business; (iv) compliance with the NYSE rules and regulations; and (v) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)          The Company Shareholder Approval is the only vote of the holders of any class or series of the Company’s capital stock necessary for the adoption of this Agreement.

Section 4.06          SEC Documents; Undisclosed Liabilities.

(a)          The Company has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since December 31, 2022 (such documents, together with any documents filed with the SEC during such period by the Company on a voluntary basis on a Current Report on Form 8-K, but excluding the Proxy Statement, being collectively referred to as the “Company SEC Documents”).

(b)          Each Company SEC Document (i) at the time filed or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto (or in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act, as of their respective effective dates), complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (ii) did not at the time it was filed (or, if amended or supplemented by a filing or amendment or supplement prior to the date of this Agreement, then at the time of such filing or amendment or supplement) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of the consolidated financial statements of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal year-end audit adjustments).

(c)          Except (i) as reflected or reserved against in the Company’s consolidated balance sheet as of September 29, 2023 (or the notes thereto) (the “Balance Sheet”) included in the Filed Company SEC Documents, (ii) for liabilities and obligations incurred in connection with or contemplated by this Agreement, (iii) for liabilities and obligations that have been incurred in the ordinary course of business consistent with past practice in all material respects since September 29, 2023 and (iv) for liabilities and obligations that have been discharged or paid in full in the ordinary course of business consistent with past practice in all material respects, none of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which are required to be recorded or reflected on a balance sheet, including the footnotes thereto, under GAAP, that individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.  As of the date hereof, there are no (A) unconsolidated Subsidiaries of the Company, or (B) off-balance sheet arrangements to which the Company or any of the Company Subsidiaries is a party of any type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act that have not been so described in the Company SEC Documents or any obligations of the Company or any of the Company Subsidiaries to enter into any such arrangements.

(d)          Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents.

(e)          The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets.

(f)          The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(g)          None of the Company Subsidiaries is, or has at any time since December 31, 2022 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Section 4.07          Information Supplied.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.  No representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent, Merger Sub or any of their respective Affiliates for inclusion or incorporation by reference therein.

Section 4.08          Absence of Certain Changes or Events.  From September 29, 2023 to the date of this Agreement, there has not occurred any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.  From September 29, 2023 to the date of this Agreement, each of the Company and the Company Subsidiaries has conducted its respective business in the ordinary course of business consistent with past practice in all material respects.

Section 4.09          Taxes.  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a)          (i) each of the Company and the Company Subsidiaries has timely filed, taking into account any extensions, all federal income and other material Tax Returns required to have been filed and such Tax Returns are accurate and complete; (ii) each of the Company and the Company Subsidiaries has paid all federal income and other material Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings and have been adequately reserved to the extent required under GAAP; (iii) as of the date hereof, no deficiency for any Tax has been asserted or assessed by a taxing authority against the Company or any Company Subsidiary, which deficiency has not been paid or is not being contested in good faith in appropriate proceedings and has been adequately reserved to the extent required under GAAP; (iv) none of the Company or any Company Subsidiary has failed to withhold, collect or timely remit all amounts required to have been withheld, collected and remitted in respect of Taxes with respect to any payments to a vendor, employee, independent contractor, creditor, shareholder or other third party; (v) as of the date hereof, no claim has been made in writing by any taxing authority in any jurisdiction in which the Company or any Company Subsidiary does not file Tax Returns that such Person is or may be subject to taxation in that jurisdiction; and (vi) none of the Company or any Company Subsidiary has any liability for Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of local, state or foreign Law) or as a transferee or successor.

(b)          None of the Company or any Company Subsidiary is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement that remains in effect (other than such an agreement or arrangement exclusively between or among the Company and Company Subsidiaries or customary gross-up or indemnity provisions in any credit agreement, indenture, employment agreement, purchase agreement or similar commercial contract, the primary purpose of which does not relate to Taxes).  None of the Company or any Company Subsidiary is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group of which the Company or a Company Subsidiary is or was the common parent).

(c)          Within the past two years, none of the Company or any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(d)          None of the Company or any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or a similar provision of state or foreign Law).

(e)          Except with respect to the representations and warranties set forth in Section 4.10 (to the extent expressly related to Taxes), the representations and warranties set forth in this Section 4.09 are the Company’s sole and exclusive representations relating to Taxes.

Section 4.10          Employee Benefits.

(a)          Section 4.10(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete list of all material Company Benefit Plans.  For purposes of this Agreement, (i) “Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other employment, individual consulting, bonus, deferred compensation, incentive compensation, equity or equity-based award, retention, change in control, transaction bonus, severance or termination pay, hospitalization, medical, dental, vision, life insurance, disability or sick leave benefit, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, in each case, (A) that is maintained, sponsored or contributed to by the Company or any Company Subsidiary in respect of any current or former directors, officers or employees of the Company or any Company Subsidiary and (B) to which the Company or any Company Subsidiary would reasonably be expected to have any material liability; provided that in no event shall a Company Benefit Plan include any arrangement operated by a Governmental Entity, and (ii) “International Benefit Plan” means each Company Benefit Plan that covers current or former directors, officers or employees of the Company or any Company Subsidiary who are located primarily outside of the United States.

(b)          Copies of the following materials have been made available to Parent with respect to each material Company Benefit Plan in existence as of the date hereof, in each case to the extent applicable: (i) the plan document and all amendments thereto, (ii) the current determination letter or opinion letter from the Internal Revenue Service (the “IRS”), (iii) the current summary plan description and any summary of material modifications, (iv) the most recent annual report on Form 5500 filed with the IRS, (v) the most recently prepared actuarial reports and financial statements and (vi) for each material International Benefit Plan, any applicable documents that are substantially comparable (taking into account differences in applicable Law and practices) to the documents required to be provided in clauses (ii) through (v).

(c)          Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Benefit Plan has been operated and administered in accordance with its terms and applicable Law (including ERISA and the Code), (ii) there is no pending or, to the Knowledge of the Company, threatened assessment, complaint, proceeding or investigation of any kind in any Governmental Entity with respect to any Company Benefit Plan (other than routine claims for benefits), (iii) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, and no circumstances exist that would reasonably be expected to result in any such letter being revoked, (iv) each International Benefit Plan, if intended to qualify for special Tax treatment, meets all applicable requirements, and if required to be funded, book-reserved or secured by an insurance policy, is so fully funded, book-reserved or secured, based on reasonable actuarial assumptions, (v) no Company Benefit Plan is or has at any time been covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA and (vi) neither the Company nor any Company Subsidiary has, within the past six years, maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any actual or contingent liability under a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(d)          Except as contemplated by the terms of this Agreement, neither the execution or delivery of this Agreement nor the consummation of the Merger will (i) entitle any current or former director, officer or employee of the Company or any Company Subsidiary to any material payment or benefit, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such current or former director, officer or employee, (iii) accelerate the time of payment or vesting of any material amounts due to any such current or former director, officer or employee or (iv) result in any amounts payable or benefits provided to any such current or former director, officer or employee to fail to be deductible for federal income Tax purposes by virtue of Section 280G of the Code.

(e)          The representations and warranties set forth in this Section 4.10 are the Company’s sole and exclusive representations relating to employee benefits matters of any kind.

Section 4.11          Litigation.  As of the date hereof, there is no suit, action or other proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of the Company, investigation by any Governmental Entity involving the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 4.12          Compliance with Applicable Laws.  Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2021 through the date hereof, to the Knowledge of the Company, the business of the Company and the Company Subsidiaries has been conducted in accordance with all Laws applicable thereto.  Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2021 through the date hereof, to the Knowledge of the Company, the business of the Company and the Company Subsidiaries has at all times maintained and been in compliance with all material Permits required by all Laws applicable thereto.

Section 4.13          Environmental Matters.  To the Knowledge of the Company, the Company and the Company Subsidiaries are (a) in compliance with applicable federal, state, provincial and local laws governing pollution or the protection of human health or the environment (“Environmental Law”), which compliance includes possession of required permits and authorizations; (b) as of the date hereof, none of the Company or any Company Subsidiary has received any written notice that remains outstanding from a Governmental Entity that alleges that the Company or any Company Subsidiary is in violation of applicable Environmental Law; and (c) as of the date hereof, there are no unresolved legal or administrative proceedings or written demands pending alleging that the Company or any Company Subsidiary is liable for response actions to address a “release” of a “hazardous substance,” as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq., except with respect to any of the foregoing under clauses (a), (b) or (c) as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  The representations and warranties set forth in this Section 4.13 are the Company’s sole and exclusive representations relating to environmental matters of any kind.

Section 4.14          Contracts.

(a)          As of the date of this Agreement, none of the Company or any Company Subsidiary is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Company Contract”) that has not been so filed.

(b)          Section 4.14(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete (in all material respects) list, and the Company has made available to Parent true and complete (in all material respects) copies, of:

(i)           each Contract to which the Company or any of the Company Subsidiaries is a party that restricts in any material respect the ability of the Company or any Company Subsidiaries to compete in any line of business or geographic area and that is material to the Company and the Company Subsidiaries, taken as a whole;

(ii)          each Contract pursuant to which any material amount of Indebtedness (other than any Indebtedness described in clause (iv) of the definition of Indebtedness) of the Company or any of the Company Subsidiaries is outstanding or may be incurred by its terms;

(iii)          each material partnership, joint venture or similar Contract to which the Company or any of the Company Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any entity or business enterprise other than the Company Subsidiaries or securities held for investment by the Company or the Company Subsidiaries in the ordinary course of business;

(iv)          each material Contract between the Company or any Company Subsidiary, on the one hand, and, on the other hand, any (A) present executive officer or director of either the Company or any of the Company Subsidiaries, (B) record or beneficial owner of more than 5% of the shares of Common Stock outstanding as of the date hereof or (C) to the Knowledge of the Company, any affiliate of any such officer, director or owner (other than the Company or any of the Company Subsidiaries), in each case, other than those Contracts filed as exhibits (including exhibits incorporated by reference) to any Filed Company SEC Documents;

(v)          each Contract relating to the disposition or acquisition by the Company or any of the Company Subsidiaries, with material obligations remaining to be performed or material liabilities continuing after the date of this Agreement, of any material business or any material amount of assets other than any such Contract entered into in the ordinary course of business; and

(vi)          each Contract to which the Company or any Company Subsidiary is a party that could reasonably be expected to involve aggregate payments during calendar year 2024 or any subsequent 12-month period of at least $20 million and which is not terminable by either party on less than 60 days’ written notice without material penalty, except for any such Contract which is entered into in the ordinary course of business.

Notwithstanding the foregoing, the following Contracts shall not be required to be listed on Section 4.14(b) of the Company Disclosure Letter, shall not be required to be made available to Parent pursuant to this Section 4.14(b), and shall not be deemed a “Material Contract” for any purposes hereunder (whether or not a Filed Company Contract): (1) any Company Benefit Plan or Collective Bargaining Agreement, (2) any Contract between the Company, on the one hand, and one or more Company Subsidiaries, on the other hand, or between one or more Company Subsidiaries, (3) any Contract concerning Intellectual Property Rights, which are the subject of Section 4.17 and (4) any Real Estate Lease, which are the subject of Section 4.16 (any such Contract in clauses (1) through (4), an “Excluded Contract”).  Each Contract described in this Section 4.14(b) and each Filed Company Contract, in each case, other than any Excluded Contract, is referred to herein as a “Material Contract.”

(c)          Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract is a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity; (ii) each such Material Contract is in full force and effect; and (iii) none of the Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Material Contract and, to the Knowledge of the Company, no other party to any such Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, except, in the case of clauses (i) or (ii), with respect to any Material Contract that expires by its terms (as in effect as of the date hereof) or which is terminated in accordance with the terms thereof by the Company in the ordinary course of business consistent with past practice in all material respects.

Section 4.15          Government Contracts.

(a)          Each Government Contract that is also a Material Contract and for which the period of performance has not expired or terminated or final payment has not been received or which remains open to audit as of the date hereof (each, an “Active Government Contract”) was, to the Knowledge of the Company, legally awarded.

(b)          Since December 31, 2022 through the date of this Agreement, (A) no Governmental Entity nor any prime contractor or higher-tier subcontractor under any Active Government Contract has notified the Company or one of the Company Subsidiaries in writing of any actual or alleged violation or breach of any contract term that could be reasonably expected to adversely and materially affect the collectability of any receivable or the award of Active Government Contracts in the future, (B) the Company and the Company Subsidiaries have not received a written cure notice, show cause notice, stop work order or deficiency notice relating to Active Government Contracts that could be reasonably expected to adversely and materially affect the collectability of any receivable or the award of Active Government Contracts in the future, and (C) no Active Government Contract awarded to the Company or the Company Subsidiaries has been terminated for default or cause, and neither the Company nor the Company Subsidiaries have been threatened in writing with termination for default or cause that remains unresolved with respect to any Active Government Contract.

(c)          Since December 31, 2022, the Company, the Company Subsidiaries, and their respective Principals (as defined in FAR 2.101 and 52.209-5) have not been debarred, suspended or proposed for suspension or debarment or otherwise excluded from participation in the award of any Government Contract.

Section 4.16          Properties.

(a)          Section 4.16(a) of the Company Disclosure Letter contains, as of the date of this Agreement, a complete and correct list of all material real property owned in fee simple, in whole or in part, by the Company and each Company Subsidiary (such real property, the “Owned Real Property”).  The Company and each Company Subsidiary has good and valid title to the Owned Real Property except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  All of the Owned Real Property is owned free and clear of all material Liens, except for Permitted Liens.

(b)          Section 4.16(b) of the Company Disclosure Letter contains, as of the date of this Agreement, a true and complete (in all material respects) list of all material real property that is leased, subleased, sub-subleased, or licensed to the Company and the Company Subsidiaries, as applicable, and sets forth a list of any and all material leases, subleases, sub-subleases and licenses to which the Company or any Company Subsidiary is a party (it being understood that, no lease, sublease, sub-sublease or license with respect to an individual branch shall be deemed material) with respect thereto (collectively, the “Real Estate Leases”).  True and complete (in all material respects) copies of all material Real Estate Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) have been made available to Parent.

(c)          Each Real Estate Lease (i) is in full force and effect and constitutes the valid and legally binding obligation of the Company or the applicable Company Subsidiary which is a party thereto, as applicable, enforceable in accordance with its terms, subject to: (A) Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies; (ii) has not been amended or modified in any material respect except as reflected in the modifications, amendments, supplements, waivers and side letters thereto made available to Parent; and (iii) except with respect to any Permitted Liens granted under the terms of any of the Real Estate Leases, has not been assigned in any manner by the Company or any of the applicable Company Subsidiaries, other than, in each case, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect.

(d)          Neither the Company nor any of the Company Subsidiaries has received a written notice of default under any Real Estate Lease during the last six months through the date hereof which remains uncured.

Section 4.17          Intellectual Property.

(a)          Section 4.17(a) of the Company Disclosure Letter sets forth a complete and correct (in all material respects) list, as of the date hereof, of all registrations and applications for registration for Patents, Trademarks and Copyrights owned by the Company and the Company Subsidiaries (“Registered Intellectual Property Rights”).

(b)          Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary owns, is licensed or otherwise has the right to use all Intellectual Property Rights material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole; provided, however, that the foregoing representation and warranty shall not constitute a representation or warranty with respect to any actual or alleged infringement, misappropriation, or other violation of third-party Intellectual Property Rights.  The Company or a Company Subsidiary is the owner of all Registered Intellectual Property Rights, in each case, free and clear of all Liens other than Permitted Liens, except where the lack of such ownership, individually or in the aggregate, has not had and, to the Knowledge of the Company, would not reasonably be expected to have a Company Material Adverse Effect.

(c)          To the Knowledge of the Company, as of the date hereof, the operation of the business of the Company and the Company Subsidiaries as presently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any third party in any material respect, and, as of the date hereof, there is no suit, action or other proceeding pending or, to the Knowledge of the Company, threatened in writing that alleges that the conduct of its business as currently conducted by the Company and the Company Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property Rights of any third parties that, in each case, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.  The foregoing representation and warranty in this Section 4.17(c) is the sole and exclusive representation and warranty herein with respect to any actual or alleged infringement, misappropriation, or other violation of Intellectual Property Rights by the Company or any Company Subsidiary.

(d)          To the Knowledge of the Company, as of the date hereof, the Registered Intellectual Property Rights are not being infringed, misappropriated or otherwise violated by any Person, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and, as of the date hereof, no such claims are pending or threatened in writing against any Person by the Company or any Company Subsidiary.

(e)          The representations and warranties set forth in this Section 4.17 are the Company’s sole and exclusive representations and warranties relating to intellectual property matters of any kind.

Section 4.18          Labor Matters.

(a)          Section 4.18(a) of the Company Disclosure Letter sets forth a list, as of the date hereof, of all Collective Bargaining Agreements to which any of the Company or the Company Subsidiaries is a party (other than national, industry-wide or sector-specific agreements outside of the United States).

(b)          As of the date of this Agreement, except as would not reasonably be expected to have a Company Material Adverse Effect, with respect to employees of the Company or any Company Subsidiary: (i) there are no labor strikes, walkouts or lockouts pending or, to the Company’s Knowledge, threatened in writing and (ii) to the Knowledge of the Company, no Labor Organization or group of employees has made a presently pending written demand for recognition or certification and there are no representation or certification proceedings or petitions by any Labor Organization seeking a representation proceeding presently pending or, to the Company’s Knowledge, threatened in writing, to be brought or filed with the National Labor Relations Board or any similar labor-related Governmental Authority outside the United States.

(c)          The representations and warranties set forth in this Section 4.18 are the Company’s sole and exclusive representations relating to labor matters of any kind.

Section 4.19          Anti-Takeover Provisions.

(a)          Assuming the accuracy of the representation contained in Section 3.08, no further action is required by the Company Board or any committee thereof or the shareholders of the Company to ensure that no restrictive provision of any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other similar anti-takeover statute or regulation (including, without limitation, Section 33-841 to 33-844 of the CBCA) is, or at the Effective Time will be, applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement.

(b)          There is no other state anti-takeover statute or regulation, any takeover-related provision in the Company Charter or the Company Bylaws, or any shareholder rights plan or similar agreement applicable to Parent, this Agreement, the Merger or the other transactions contemplated by this Agreement that would prohibit or restrict the ability of the Company to enter into this Agreement or its ability to consummate the Merger.

Section 4.20          Brokers’ Fees and Expenses.  No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities LLC (the “Company Financial Advisor”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 4.21          Opinion of Financial Advisor.  The Company has received the oral opinion of the Company Financial Advisor, to be confirmed in writing, to the effect that, as of the date of this Agreement, and subject to the various assumptions and qualifications set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Common Stock (other than Affiliates of Parent).  A copy of such opinion will promptly be provided to Parent, solely for informational purposes, following receipt thereof by the Company.

Section 4.22          Insurance.  Except as would not, individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect, all insurance policies of the Company and the Company Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and the Company Subsidiaries operate, and as is sufficient to comply with applicable Law.

Section 4.23          Interested Party Transactions.  As of the date hereof, except as disclosed in the Company’s definitive proxy statements included in the Company SEC Documents, no event has occurred and no relationship exists that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 4.24          No Other Representations or Warranties.  Except for the representations and warranties contained in Article III or in any certificate delivered by Parent or Merger Sub to the Company (and notwithstanding the delivery or disclosure to the Company or its Representatives of any documentation, projections, estimates, budgets or other information), the Company acknowledges that (x) none of Parent, the Parent Subsidiaries (including Merger Sub) or any other Person on behalf of Parent makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, and the Company is not relying on any representation or warranty of any Person, except for those expressly set forth in this Agreement and (y) no person has been authorized by Parent, the Parent Subsidiaries (including Merger Sub) or any other Person on behalf of Parent to make any representation or warranty relating to itself or its business or otherwise in connection with this Agreement and Merger, and if made, such representation or warranty shall not be relied upon by Parent or Merger Sub as having been authorized by such entity.

ARTICLE V

Covenants Relating to Conduct of Business

Section 5.01          Conduct of Business by the Company.  Except (i) as set forth in the Company Disclosure Letter, (ii) as expressly permitted, contemplated or required by this Agreement, (iii) as required by applicable Law or (iv) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, (x) conduct the business of the Company and each Company Subsidiary in the ordinary course of business consistent with past practice in all material respects and (y) use its commercially reasonable efforts to preserve its relationships with customers, suppliers, partners, licensors, licensees, distributors and others having business dealings with it with the intention that its goodwill and ongoing business will not be materially impaired on the Closing Date; provided, however, that no action or failure to take action with respect to matters specifically addressed by any of the provisions of the next sentence shall constitute a breach under this sentence unless such action or failure to take action would constitute a breach of such provision of the next sentence.  In addition, and without limiting the generality of the foregoing, except (i) as set forth in Section 5.01 of the Company Disclosure Letter, (ii) as expressly permitted, contemplated or required by this Agreement, (iii) as required by applicable Law or (iv) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed) from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:

(a)          (i) declare, set aside or pay any dividends (except for quarterly cash dividends consistent with past practice) on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions by a direct or indirect Company Subsidiary to its parent, (ii) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 5.01(b), or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except for acquisitions, or deemed acquisitions, of Common Stock or other equity securities of the Company in connection with (A) the withholding of Taxes in connection with the exercise, vesting and settlement of Company Stock Awards, (B) forfeitures of Company Stock Awards, (C) any distribution or payment (including upon settlement of any conversions) under the Convertible Notes and (D) the settlement of any Capped Call Transactions; provided that the Company may repay the Convertible Notes at scheduled maturity thereof in accordance with the terms of the Convertible Note Indenture;

(b)          except for (x) transactions among the Company and one or more Company Subsidiaries or among one or more Company Subsidiaries and (y) arrangements in connection with or comprising the Capped Call Transactions, issue, sell, grant, pledge or otherwise encumber or subject to any Lien (other than Liens imposed by applicable securities Laws) (i) any shares of capital stock of the Company or any Company Subsidiary other than the issuance of Common Stock upon the exercise, vesting or settlement of Company Stock Awards or conversion of the Convertible Notes, in each case in accordance with the terms thereof, (ii) any other equity interests or voting securities of the Company or any Company Subsidiary (except pursuant to any Liens created in connection with the Credit Agreement), (iii) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (iv) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (v) any rights issued by the Company or any Company Subsidiary that are linked in any way to the price of any class of Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or (vi) any Company Voting Debt;

(c)          (i) amend the Company Charter or the Company Bylaws, except as may be required by Law or the rules and regulations of the SEC or the NYSE, (ii) amend in any material respect the comparable charter or organization documents of any Company Subsidiary, or (iii) adopt a shareholders’ rights plan or enter into any agreement with respect to the voting of its capital stock;

(d)          make or adopt any change in its accounting methods, principles or practices, change its fiscal year or revalue of any of its material assets, except, in each case, insofar as may be required by a change in GAAP or Law (or interpretations thereof);

(e)          directly or indirectly acquire or agree to acquire in any transaction any material equity interest in or material business of any Person or material division thereof (including by way of acquisition of any material properties or assets thereof), except acquisitions (i) to the extent permitted under Section 5.01(o), (ii) acquisitions with a value in an amount not to exceed $2,000,000 in the aggregate or (iii) acquisitions with respect to transactions between the Company, on the one hand, and any Company Subsidiary, on the other hand, or between Company Subsidiaries;

(f)          sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise subject to any Lien (other than Permitted Liens), or otherwise dispose of any material properties or assets or any material interests therein other than (i) in the ordinary course of business consistent with past practice in all material respects, (ii) in an amount not to exceed $1 million in the aggregate, (iii) with respect to transactions between the Company, on the one hand, and any Company Subsidiary, on the other hand, or between Company Subsidiaries, (iv) imposition of Liens on all assets of the Company and the Company Subsidiaries pursuant to the terms of the Credit Agreement and any ancillary agreements contemplated thereby or (v) assets that are at the end of their useful life or statutory term;

(g)          assign, transfer, cancel, amend, modify, fail to use commercially reasonable efforts to renew or fail to use commercially reasonable efforts to extend any material Company Permit;

(h)          settle or compromise any material litigation, or release, dismiss or otherwise dispose of any claim, liability, obligation or arbitration, other than settlements or compromises of litigation or releases, dismissals or dispositions of claims, liabilities, obligations or arbitration that involve the payment of monetary damages (excluding monetary damages that are fully covered by the Company’s insurance policies) in an amount not in excess of $1 million individually or $2 million in the aggregate by the Company or any Company Subsidiary and do not impose material restrictions on the business or operations of the Company and the Company Subsidiaries, taken as whole, in each case, except as permitted by Section 6.05 and except for claims and litigation with respect to which an insurer (but neither the Company nor any Company Subsidiary) has the right to control the decision to settle;

(i)          abandon, allow to lapse, cancel, convey title to (in whole or in part) or exclusively license any material Intellectual Property Rights owned by the Company or any Company Subsidiary, other than in the ordinary course of business;

(j)          cancel, materially reduce, terminate or fail to use commercially reasonable efforts to (i) keep in force material insurance policies and (ii) in the event of a termination, cancellation or lapse of any material insurance policies, obtain replacement policies (which may be via self-insurance) providing insurance coverage with respect to the material assets, operations and activities of the Company and the Company Subsidiaries as is currently in effect in all material respects;

(k)          make, change or revoke any material election with respect to Taxes (other than any initial elections with respect to any newly formed entity), file any amended material Tax Return, settle or compromise any material Tax liability, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund, in each case other than in the ordinary course of business consistent with past practice in all material respects;

(l)          (i) materially increase the compensation or benefits payable to any current or former director, officer or employee of the Company or any Company Subsidiary, except for market-based increases and merit or promotion-based increases in compensation as part of the Company’s and the Company Subsidiaries’ normal review process; (ii) accelerate the time of payment, funding or vesting of any compensation or benefits payable to any current or former director, officer or employee of the Company or any Company Subsidiary; or (iii) terminate or materially amend any material Company Benefit Plan or adopt or enter into any plan, agreement or arrangement that would be a material Company Benefit Plan if in effect on the date hereof, in each case other than (A) as required by the terms of any Company Benefit Plan or (B) in the ordinary course of business consistent with past practice in all material respects;

(m)          (i) hire any employees whose annual base salary exceeds $215,000, other than hiring any such employee to (1) replace an employee who dies, becomes disabled, resigns or whose employment is terminated or (2) fill a requisition that is open as of the date of this Agreement or (ii) terminate the employment of any employee whose annual base salary exceeds $215,000, other than terminations of employment for cause as determined by such employee’s employing entity;

(n)          (i) recognize or certify any Labor Organization as the bargaining representative for any employees of the Company or its Subsidiaries or (ii) implement any employee layoffs, furloughs, reductions in force, plant closings, material reductions in compensation or other similar actions, in each case, that require notice to affected employees pursuant to the Worker Adjustment and Retraining Notification Act of 1988 and any similar foreign, state or local law (“WARN”);

(o)          make or authorize capital expenditures except (i) as budgeted in the Company’s current plan that was made available to Parent (the “Capital Expenditures Plan”); (ii) otherwise in an amount not to exceed $10 million in the aggregate; (iii) emergency capital expenditures; or (iv) to the extent permitted under Section 5.01(e)(i);

(p)          adopt a plan of complete or partial liquidation, dissolution,  consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiaries;

(q)          except with respect to any intercompany arrangements, (i) incur any Indebtedness for borrowed money or guarantee the Indebtedness for borrowed money, except for (1) Indebtedness incurred under the Credit Agreement for working capital purposes or in connection with payments to be made under the Convertible Notes, including without limitation the retirement or repayment of the Convertible Notes (together with all accrued interest, fees and other expenses) at maturity, in each case, in accordance with their respective terms or (2) capital leases, purchase money financing for personal property, equipment financing and letters of credit in the ordinary course of business consistent with past practice; (ii) make any loans or advances to any Person that is not a Company Subsidiary (except for extensions of credit to customers in the ordinary course of business); or (iii) make any capital contributions to, or investments in, any Person that is not a Subsidiary of the Company;

(r)          waive, release or assign any material rights or claims under, or enter into, renew, affirmatively determine not to renew, materially amend, materially modify, terminate, cancel, exercise any options or rights of first offer or refusal under or terminate any Material Contract, material Real Estate Lease, Filed Company Contract, or any Contract that would be a Filed Company Contract, Material Contract or material Real Estate Lease if in existence on the date hereof;

(s)          conduct business or operations in Russia, including selling or delivering the Company’s products into Russia or seeking exemptions to U.S. economic sanctions for such activities;

(t)          engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC, in each case, that would be required to be disclosed pursuant to Item 404; or

(u)          agree to take any of the foregoing actions.

Section 5.02          Conduct of Business by Parent.  Except as expressly permitted, contemplated or required by this Agreement, as required by applicable Law or with the prior written consent of the Company, from the date of this Agreement to the Effective Time, each of Parent and Merger Sub shall not, and shall cause each of their respective Affiliates not to, take any actions or omit to take any actions that would or would be reasonably likely to materially impair, interfere with, hinder or delay the ability of Parent, the Company or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms of this Agreement.

Section 5.03          No Control.  Nothing contained in this Agreement shall give Parent, Merger Sub or any of their respective Affiliates, directly or indirectly, the right to control or direct the Company’s or the Company Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time.  Prior to the Effective Time, each of the Company, Parent and Merger Sub shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.04          No Solicitation by the Company; Company Board Recommendation.

(a)          Except as permitted by Section 5.04(b) or Section 5.04(e), from the date hereof, the Company shall, and shall cause each of the Company Subsidiaries, and its and their officers, directors, managers or employees, and shall instruct its accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”), to: (i) immediately cease any existing solicitations, discussions or negotiations with any Persons that may be ongoing with respect to any Alternative Proposal or any proposal that would reasonably be expected to result in an Alternative Proposal; and (ii) until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01, subject to the other provisions of this Section 5.04, not, and not to publicly announce any intention to, directly or indirectly, (A) solicit, initiate, knowingly encourage or facilitate any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an Alternative Proposal (an “Inquiry”) (it being understood and agreed that ministerial acts that are not otherwise prohibited by this Section 5.04 (such as answering unsolicited phone calls) shall not be deemed to “facilitate” for purposes of, or otherwise constitute a violation of, this Section 5.04), (B) furnish non-public information regarding the Company and the Company Subsidiaries, afford access to the Company or the Company Subsidiaries to or host any meeting (including by telephone or videoconference) with any Person in connection with an Inquiry or an Alternative Proposal, (C) enter into, continue or maintain discussions or negotiations with any Person with respect to an Inquiry or an Alternative Proposal, (D) otherwise cooperate with or assist or participate in or facilitate any discussions or negotiations (other than informing Persons of the provisions set forth in this Section 5.04 or contacting any person making an Alternative Proposal to ascertain facts or clarify terms and conditions for the sole purpose of the Company Board reasonably informing itself about such Alternative Proposal) regarding, or furnish or cause to be furnished to any Person or “Group” any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to result in, an Alternative Proposal, (E) approve, agree to, accept, endorse or recommend any Alternative Proposal, (F) submit to a vote of its shareholders, approve, endorse or recommend any Alternative Proposal, (G) effect any Adverse Recommendation Change or (H) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal (except for Acceptable Confidentiality Agreements).

(b)          Notwithstanding anything to the contrary in Section 5.04(a), if the Company or any Company Subsidiary or any of its or their respective Representatives receives an Alternative Proposal by any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) at any time prior to the Company Shareholders Meeting, the Company and its Representatives may, prior to (but not after) the Company Shareholders Meeting, take the actions set forth in clauses (i), (ii) and/or (iii) of this Section 5.04(b) if the Company Board (or any committee thereof) has determined, in its good faith judgment (after consultation with the Company’s financial advisors and outside legal counsel), that such Alternative Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and that the failure to take such action would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law: (i) furnish non-public information to and afford access to the business, employees, officers, contracts, properties, assets, books and records of the Company and the Company Subsidiaries to any Person in response to such Alternative Proposal, pursuant to the prior execution of (and the Company and/or Company Subsidiaries may enter into) an Acceptable Confidentiality Agreement; (ii) enter into and maintain discussions or negotiations with any Person with respect to an Inquiry or an Alternative Proposal; and (iii) engage in the activities otherwise described in this Section 5.04 with respect to any Person, subject in the case of this clause (iii) to the terms and conditions set forth in this Section 5.04(b).

(c)          Reasonably promptly (but in no event more than 48 hours) following receipt (to the Knowledge of the Company) of any Alternative Proposal or any Inquiry, the Company shall advise Parent in writing of the receipt of such Alternative Proposal or Inquiry, and the terms and conditions of such Alternative Proposal or Inquiry (including, in each case, the identity of the Person or Group making any such Alternative Proposal or Inquiry), and the Company shall as reasonably promptly as practicable provide to Parent (i) a copy of such Alternative Proposal or Inquiry, if in writing; or (ii) a summary of the material terms of such Alternative Proposal or Inquiry, if oral.  The Company agrees that it shall reasonably promptly provide to Parent any non-public information concerning the Company or any of its Subsidiaries that may be provided (pursuant to Section 5.04(b)) to any other Person or Group in connection with any such Alternative Proposal that has not previously been provided to Parent.  In addition, the Company shall keep Parent reasonably informed on a prompt basis of any material developments regarding the Alternative Proposal or any material change to the terms or status of the Alternative Proposal or Inquiry (in each case in a manner that is not unduly disruptive of the Company’s ability to conduct good faith discussions in accordance with this Section 5.04 with the party making such Alternative Proposal and its Representatives).

(d)          Notwithstanding anything herein to the contrary, at any time prior to the Company Shareholders Meeting, the Company Board may (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the Company Recommendation or take any action, or make any public statement, filing or release inconsistent with the Company Recommendation (including, for the avoidance of doubt, recommending against the Merger) in response to an Intervening Event or a Superior Proposal (any of the foregoing being an “Adverse Recommendation Change”) and (ii) if the Company has received a Superior Proposal (after taking into account the terms of any revised offer by Parent pursuant to this Section 5.04(d)), terminate this Agreement pursuant to Section 8.01(d) to enter into a definitive written agreement providing for such Superior Proposal simultaneously with the termination of this Agreement (so long as such Superior Proposal did not result from a material breach of this Section 5.04), in the case of clauses (i) and (ii), if the Company Board has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; provided that the Company Board may not make an Adverse Recommendation Change or, in the case of a Superior Proposal, terminate this Agreement pursuant to Section 8.01(d), unless:

(i)           the Company has provided prior written notice to Parent at least three Business Days in advance (the “Notice Period”) of taking such action, which notice shall advise Parent in reasonable detail of the circumstances giving rise to the Adverse Recommendation Change, and, in the case of a Superior Proposal, that the Company Board has received a Superior Proposal and shall include a copy of such Superior Proposal (or, where no such copy is available, a description of the material terms and conditions of such Superior Proposal) and in the case of an Intervening Event, the material facts and circumstances relating to such Intervening Event;

(ii)          during the Notice Period, the Company has negotiated with Parent in good faith (to the extent Parent desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that, in the case of a Superior Proposal, such Superior Proposal ceases to constitute (in the judgment of the Company Board) a Superior Proposal, or in cases not involving a Superior Proposal, the failure to make such Adverse Recommendation Change (in the judgment of the Company Board after consultation with the Company’s financial advisors and outside legal counsel) would no longer be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; and

(iii)         following the Notice Period, the Company Board has determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Parent, if any, and after consultation with the Company’s financial advisors and outside legal counsel, that, in the case of a Superior Proposal, such Superior Proposal remains a Superior Proposal or, in cases not involving a Superior Proposal, that the failure to make such Adverse Recommendation Change continues to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law.

If during the Notice Period any material revisions (it being understood that a change in price per share shall be a material revision) are made to the Superior Proposal or any material change to the facts and circumstances relating to the Adverse Recommendation Change, the Company shall deliver a new written notice to Parent and shall comply with the requirements of Section 5.04(c) with respect to such new written notice and of Section 5.04(d); provided, however, that for purposes of this sentence, references to the three Business Day period above shall be deemed to be references to a two Business Day period.

(e)          Except as expressly permitted by Section 5.04(d), the Company Board shall not, and shall not publicly propose to: (i) (A) withhold, withdraw, qualify or modify or amend, in each case, in a manner adverse to Parent or Merger Sub, the Company Recommendation; (B) authorize, approve, adopt or recommend, or otherwise declare advisable, any Acquisition Proposal; (C) take any action, or make any recommendation or public statement in connection with any Acquisition Proposal that is a tender offer or exchange offer other than an unequivocal recommendation against such offer; provided that nothing contained in this Agreement shall prevent the Company or the Company Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act in which the Company Board expressly reaffirms the Company Recommendation, or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal or from making any disclosure to the Company’s shareholders if the Company Board (after consultation with outside legal counsel) concludes that its failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law;  provided, further, that any such communication or disclosure shall include an express reaffirmation of the Company Recommendation and that, if such disclosure does not reaffirm the Company Recommendation or has the effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be an Adverse Recommendation Change and Parent shall have the right to terminate this Agreement as set forth in Section 8.01(f) hereto, or (D) or fail to reaffirm the Company Recommendation within five (5) Business Days after receiving a request to do so from Parent; or (ii) cause or permit the Company or any of the Company Subsidiaries to enter into any Acquisition Agreement or otherwise resolve or agree to do so.  For the avoidance of doubt, a factually accurate public statement that describes the Company’s receipt of an Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed an Adverse Recommendation Change; provided that the Company shall include an express reaffirmation of the Company Recommendation in any such statement.

(f)          For purposes of this Agreement:

(i)          “Alternative Proposal” means any proposal or offer (whether or not in writing), with respect to any (A) merger, consolidation, share exchange, other business combination or similar transaction involving the Company that would result in any Person or “Group” beneficially owning twenty percent (20%) or more of the outstanding equity interests of the Company or any successor or parent company thereto, (B) sale, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Company Subsidiary or otherwise) of any business or assets of the Company or the Company Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, (C) issuance, sale or other disposition, directly or indirectly, to any Person (or the shareholders of any Person) or “Group” of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company, (D) transaction in which any Person (or the shareholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the Common Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company or (E) any combination of the foregoing (in each case, other than the Merger or the other transactions contemplated by this Agreement).

(ii)          “Intervening Event” means an event, fact, development or occurrence (other than any event, fact, development or occurrence resulting from a material breach of this Agreement by the Company) with respect to the Company and the Company Subsidiaries or the business of the Company and the Company Subsidiaries, in each case taken as a whole, that (a) is neither known, nor reasonably foreseeable with respect to substance or timing (or if known or reasonably foreseeable, the probability or magnitude of consequences of which were not known or reasonably foreseeable), by the Company Board as of or prior to the execution and delivery of this Agreement and (b) first occurs, arises or becomes known to the Company Board after the execution and delivery of this Agreement and on or prior to the date of the Company Shareholders Approval; provided that (A) any event, fact, development or occurrence that involves or relates to an Acquisition Proposal or a Superior Proposal or any inquiry or communications or matters relating thereto, (B) any event, fact, development or occurrence that results from the announcement, pendency and consummation of this Agreement or the Merger or any actions required to be taken or to be refrained from being taken pursuant to this Agreement, (C) the fact that the Company meets or exceeds any internal or analysts’ expectations or projections, or (D) any changes or lack thereof after the date hereof in the market price or trading volume of the Shares, individually or in the aggregate, will not be deemed to constitute an Intervening Event.

(iii)        “Superior Proposal” means any bona fide proposal or offer made by a third party or “Group” pursuant to which such third party (or, in a parent-to-parent merger involving such third party, the shareholders of such third party) or “Group” would acquire, directly or indirectly, more than 50% of the Common Stock or assets of the Company and the Company Subsidiaries, taken as a whole; (A) on terms which the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to the holders of Common Stock than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any changes proposed by Parent to the terms of this Agreement) and (B) the conditions to the consummation of which are all reasonably capable of being satisfied, taking into account all financial, regulatory, legal and other aspects of such proposal.

(iv)        “Acceptable Confidentiality Agreement” means a confidentiality agreement entered into in compliance with the terms of this Agreement and containing terms not materially less favorable in the aggregate to the Company than the terms set forth in the Confidentiality Agreement (it being understood and hereby agreed that such confidentiality agreement need not contain a “standstill” or similar provision that prohibits the counterparty thereto or any of its Affiliates or Representatives from making any Alternative Proposal, acquiring the Company or taking any other similar action); provided, however, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of this Agreement.

Section 5.05          Credit Agreement Pay-off.  The Company shall use commercially reasonable efforts to cause the agent under the Credit Agreement to deliver to the Company (and the Company shall provide to Parent) on or prior to the Closing Date an executed payoff letter in customary form with respect to the Credit Agreement (the “Pay-off Letter”).  The Pay-off Letter shall (a) indicate the Credit Agreement Payoff Amount and state that, upon receipt of the Credit Agreement Payoff Amount, the Credit Agreement and all related loan documents shall be terminated (subject to customary reinstatement language, customary exceptions for contingent obligations thereunder that are not yet due and payable, and subject to the survival of provisions which by their express terms survive any such termination and provisions with respect to any obligations in respect of any letters of credit that may survive Closing) and (b) provide that all Liens (other than Liens on cash collateral securing any letters of credit that may survive Closing) and all guarantees in connection with the Credit Agreement relating to the assets and properties of the Company or any Company Subsidiaries securing such obligations shall be released and terminated upon the payment of the Credit Agreement Payoff Amount.  The Parent shall pay (or cause to be paid) to each Person designated in the Pay-off Letter, by wire transfer of immediately available funds, an aggregate amount equal to the Credit Agreement Payoff Amount upon the Closing Date.  Parent shall reasonably cooperate with the Company’s efforts under this Section 5.05.

ARTICLE VI

Additional Agreements

Section 6.01         Preparation of the Proxy Statement; Company Shareholders Meeting.

(a)          As reasonably promptly as practicable (and in any event within thirty (30) days) following the date of this Agreement (or as otherwise mutually agreed between the Company and Parent), the Company shall prepare and cause to be filed with the SEC a proxy statement to be sent to the Company’s shareholders relating to the Company Shareholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”).  Parent shall furnish all information concerning Parent and its Affiliates to the Company, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement, and the Proxy Statement shall include all information reasonably requested by the Company to be included therein.  The Company shall reasonably promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand.  The Company shall use its reasonable best efforts (x) to respond as reasonably promptly as practicable to any comments from the SEC with respect to the Proxy Statement, and Parent will cooperate in connection therewith, (y) to ensure that the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder and (z) to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as of the record date established for the Company Shareholders Meeting as promptly as reasonably practicable after the date of this Agreement, and in no event more than seven (7) Business Days after the earlier of (x) the date on which the SEC confirms that it has no further comments on the Proxy Statement and (y) the date that is ten (10) days after the date the Proxy Statement is filed with the SEC if the SEC has not provided any comments with respect to such Proxy Statement.  Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on the Proxy Statement or response (including the proposed final version of the Proxy Statement or response) and (ii) shall consider in good faith all comments reasonably proposed by Parent.

(b)         If prior to the Effective Time any change occurs with respect to information supplied by Parent or its Affiliates for inclusion in the Proxy Statement which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall reasonably promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement, and as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders.  Nothing in this Section 6.01(b) shall limit the obligations of any party under Section 6.01(a).

(c)          If prior to the Effective Time any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall reasonably promptly notify Parent of such event, and the Company shall as reasonably promptly as practicable file any necessary amendment or supplement to the Proxy Statement with the SEC and, as required by Law, disseminate the information contained in such amendment or supplement to the Company’s shareholders.  Nothing in this Section 6.01(c) shall limit the obligations of any party under Section 6.01(a).

(d)          In accordance with the Company’s organizational documents and the requirements of the NYSE, the Company shall use reasonable best efforts to, promptly, (x) conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act and establish a record date for the Company Shareholders Meeting and (y) subject to the timing contemplated in Section 6.01(a), mail to the holders of Shares as of the record date established for the Company Stockholder Meeting a Proxy Statement and all other proxy material (such date, the “Proxy Date”) and if necessary to comply with applicable securities Laws, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection there with, re-solicit proxies.

(e)          The Company shall, as reasonably promptly as practicable after the SEC clears the Proxy Statement duly call, give notice of, convene and hold in no event later than the thirty-fifth (35th) day following the first mailing of the Proxy Statement to the stockholders of the Company (unless otherwise mutually agreed between the Company and Parent) the Company Shareholders Meeting for the purpose of (i) seeking the Company Shareholder Approval; and (ii) in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, seeking advisory approval of a proposal to the Company’s shareholders for a non-binding, advisory vote to approve certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger; provided, however, that the Company may postpone, recess or adjourn the Company Shareholders Meeting: (i) with the consent of Parent (not to be unreasonably withheld, conditioned or delayed), (ii) for the absence of a quorum (it being understood that the Company may not postpone or adjourn the Company Shareholders Meeting more than two (2) times pursuant to this clause (ii)), (iii) to solicit additional proxies for the purpose of obtaining the Company Shareholders Approval (it being understood that the Company may not postpone or adjourn the Company Shareholders Meeting more than two (2) times pursuant to this clause (iii)), or (iv) after consultation with Parent to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Company Board has determined in good faith (after consultation with its outside legal counsel) is necessary under applicable laws or fiduciary duty and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company’s stockholders prior to the Company Stockholder Meeting. Once the Company has established the Proxy Date, the Company shall not change such Proxy Date or establish a different record date without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed). In the event that the date of the Company Shareholders Meeting as originally called is for any reason adjourned or postponed or otherwise delayed, the Company agrees that unless Parent shall have otherwise approved in writing (not to be unreasonably withheld, conditioned or delayed), it shall take reasonable best efforts to implement such adjournment or postponement or other delay in such a way that the Company does not establish a new record date for the Company Shareholders Meeting, as so adjourned, postponed or delayed, except as required by applicable Law (provided that nothing in this sentence shall be construed to permit the Company to adjourn, postpone or delay the Company Shareholders Meeting in a manner other than as contemplated by the immediately preceding sentence).  In connection with the foregoing, the Company shall use its reasonable best efforts to (i) cause the Proxy Statement to be mailed to the Company’s shareholders; and (ii) subject to Section 5.04(c), solicit the Company Shareholder Approval.  The Company shall, through the Company Board, recommend to its shareholders that they give the Company Shareholder Approval (the “Company Recommendation”) and shall include such recommendation in the Proxy Statement, in each case, except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by Section 5.04(c).  The Company agrees that, unless this Agreement is terminated in accordance with its terms prior thereto, its obligations to hold the Company Shareholders Meeting pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Proposal or by the making of any Adverse Recommendation Change by the Company Board; provided, however, that if the public announcement of an Adverse Recommendation Change or the delivery of notice by the Company to Parent pursuant to Section 5.04(d)(i) occurs less than 10 Business Days prior to the Company Shareholders Meeting, the Company shall be entitled to postpone the Company Shareholders Meeting to a date not more than 10 Business Days after the later of such event.

Section 6.02         Access to Information; Confidentiality.  Subject to applicable Law, the Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent and to the Representatives of Parent reasonable access, upon reasonable advance notice, during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish reasonably promptly to Parent (a) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws or commission actions and (b) all other information concerning its business, properties and personnel as Parent may reasonably request (in each case, in a manner so as to not interfere in any material respect with the normal business operations of the Company or any Company Subsidiary); provided, however, that the Company shall not be required to permit such access or make such disclosure, to the extent it determines, after consultation with counsel, that such disclosure or access would reasonably be likely to (i) violate the terms of any confidentiality agreement or other Contract with a third party (provided that the Company shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure, but in no event shall the Company be obligated to pay any amount of money to any Person to obtain the required consent of such third party to such access or disclosure); (ii) result in the loss of any attorney-client privilege (provided that the Company shall use its commercially reasonable efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege); or (iii) violate any Law (provided that the Company shall use its commercially reasonable efforts to provide such access or make such disclosure in a manner that does not violate Law).  Notwithstanding anything herein to the contrary, the Company shall not be required to provide any access or make any disclosure to Parent pursuant to this Section 6.02 to the extent such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties.  All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement, dated as of December 4, 2024, between Parent and the Company (the “Confidentiality Agreement”).

Section 6.03         Efforts to Consummate.

(a)          Subject to the terms and conditions herein provided, each of Parent and the Company shall use their respective reasonable best efforts to reasonably promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective as reasonably promptly as practicable after the date hereof the transactions contemplated by this Agreement, including (i) preparing and filing with a Governmental Entity as reasonably promptly as practicable all necessary applications, notices, petitions, filings, ruling requests, and other documents and to obtain as reasonably promptly as practicable all Consents necessary or advisable to be obtained from any Governmental Entity, including pursuant to lending, consumer credit and insurer license requirements, in order to consummate the transactions contemplated by this Agreement (collectively, the “Governmental Approvals”) (and Parent shall be responsible for all filing fees incident thereto) and (ii) as reasonably promptly as practicable taking all steps as may be necessary to obtain all such Governmental Approvals.  In furtherance and not in limitation of the foregoing, each party hereto agrees to (A) make an appropriate and complete filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within 10 Business Days of the date of this Agreement, (B) make all filings that are required to be made in order to consummate the transactions contemplated hereby pursuant to relevant Foreign Investment Clearances, other Regulatory Laws or other applicable Laws with respect to the transactions contemplated hereby, as reasonably promptly as practicable, but in no event later than 20 business days after the date of this Agreement (unless Parent and the Company agree to a later date), and (C) not extend any waiting period under the HSR Act, or enter into any agreement with the Federal Trade Commission (the “FTC”), the United States Department of Justice (the “DOJ”) or any other Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party hereto (which shall not be unreasonably withheld, conditioned or delayed).  Parent and the Company shall supply, and shall cause their respective Affiliates to supply, as reasonably promptly as practicable, any additional information or documentation that may be requested pursuant to or in connection with the HSR Act relevant Foreign Investment Clearances, or any other Regulatory Law (including, with respect to Parent and its Affiliates, (x) providing financial reports, certificates, legal opinions or other information, (y) making Representatives, members of senior management, control persons and any other Person requested pursuant to or in connection with the HSR Act, Foreign Investment Clearances, or any other Regulatory Law (including the Persons set forth on Section 6.03(a) of the Parent Disclosure Letter), in each case, with appropriate seniority and expertise, available to participate in discussions or hearings and (z) providing personal information, including fingerprints, personal financial statements and securities holdings, of members of senior management, control persons and any other Person requested pursuant to or in connection with the HSR Act, Foreign Investment Clearances, or any other Regulatory Law (including the Persons set forth on Section 6.03(a) of the Parent Disclosure Letter)), and use its reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act, Foreign Investment Clearances, and any other Regulatory Law as soon as possible (including complying with any “second request” for information or similar request from a Governmental Entity pursuant to other Foreign Investment Laws or Regulatory Laws). Prior to the Closing, the Company may submit an initial notification to DCSA of the transaction pursuant to the current National Industrial Security Program Operating Manual Rule, 32 C.F.R. Part 117 (the “NISPOM Rule”). Following the Closing, Parent shall, and shall cause the Surviving Company to, use reasonable best efforts to submit any changed condition notification to DCSA in accordance with the NISPOM Rule.

(b)          In connection with the actions referenced in Section 6.03(a) to obtain all Governmental Approvals for the transactions contemplated by this Agreement under the HSR Act any other Regulatory Laws or any other applicable Laws, each of Parent and the Company shall (i) cooperate in all respects with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party and/or its counsel promptly informed of any communication received by such party from, or given by such party to, the FTC, the DOJ or any other U.S. or other Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; (iii) consult with each other in advance of any meeting or conference with the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other Governmental Entity or other person, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences; and (iv) permit the other party and/or its counsel to review in advance any submission, filing or communication (and documents submitted therewith) intended to be given by it to the FTC, the DOJ or any other Governmental Entity; provided that materials may be redacted to remove references concerning the valuation of the businesses of the Company and the Company Subsidiaries.  Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 6.03(b) as “Antitrust Counsel Only Material.”  Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel.

(c)          In furtherance and not in limitation of the covenants of the parties contained in Sections 6.03(a) and 6.03(c), Parent shall take any and all steps not prohibited by Law to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing on or before the End Date, including defending (with sufficient time for resolution in advance of the End Date) through litigation on the merits any claim asserted in any court with respect to the transactions contemplated by this Agreement by the FTC, the DOJ or any other applicable Governmental Entity or any private party; and (ii) avoid or eliminate each and every impediment under any Regulatory Law so as to enable the Closing to occur as soon as possible (and in any event no later than the End Date), including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, license or disposition of such businesses, product lines or assets of Parent, the Company and their respective Subsidiaries and (y) otherwise taking or committing to take actions that after the Closing would limit Parent’s and/or its Subsidiaries’ (including the Company’s and the Company Subsidiaries’) freedom of action with respect to, or its or their ability to operate and/or retain, one or more of the businesses, product lines or assets of Parent, the Company and/or their respective Subsidiaries; provided, however, that any action contemplated by clauses (x) and (y) is conditioned upon the consummation of the transactions contemplated by this Agreement.  The foregoing agreement in this section is made solely to facilitate the Closing and does not constitute a representation or admission that the transactions contemplated hereby, if consummated without any modification, would violate any Regulatory Law or that agreeing to any divestitures, hold separate conditions or other restrictions permitted herein or suggested by any Person or authority acting under any Regulatory Law would not be harmful to the parties.

(d)          The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (i) the occurrence, or failure to occur, of any event which occurrence or failure to occur has resulted in or would reasonably be expected to result in the failure to satisfy or be able to satisfy any of the conditions specified in Article VII, and such written notice shall specify the condition which has failed or will fail to be satisfied; (ii) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement to the extent such consent is material to the Company and the Company Subsidiaries, taken as a whole; and (iii) any material written notice from any Governmental Entity in connection with the transactions contemplated by this Agreement; provided that the delivery of any notice pursuant to this Section 6.03(d) shall not limit or otherwise affect the remedies available hereunder to Parent or the Company.

Section 6.04          Indemnification, Exculpation and Insurance.

(a)          Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers or employees of the Company and the Company Subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other similar agreements of the Company or any of the Company Subsidiaries shall continue in full force and effect in accordance with their terms (it being agreed that after the Closing such rights shall be mandatory rather than permissive, if applicable), and Parent shall cause the Company and the Company Subsidiaries to perform its obligations thereunder.  Without limiting the foregoing, from and after the Effective Time, the Surviving Company agrees that it will indemnify and hold harmless each individual who was prior to or is as of the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of the Company Subsidiaries or who was prior to or is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any of the Company Subsidiaries as a director, officer or employee of another Person (the “Company Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Company Indemnified Party is or was a director, officer or employee of the Company or any Company Subsidiary or is or was serving at the request of the Company or any Company Subsidiary as a director, officer or employee of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law.  In the event of any such claim, action, suit or proceeding, (x) each Company Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from the Surviving Company within 10 Business Days of receipt by the Surviving Company from the Company Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the CBCA, the Surviving Company’s certificate of incorporation or bylaws (or comparable organizational documents) or any applicable indemnification agreement, to repay such advances if it is ultimately determined by final non-appealable adjudication that such person is not entitled to indemnification and (y) the Surviving Company shall cooperate in the defense of any such matter.

(b)          For a period of six years from and after the Effective Time, the Surviving Company shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or the Company Subsidiaries or provide substitute policies for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the directors’, officers’ and employees’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance), except that in no event shall the Surviving Company be required to pay with respect to such insurance policies in respect of any one policy year more than 300% of the aggregate annual premium most recently paid by the Company prior to the date of this Agreement (the “Maximum Amount”), and if the Surviving Company is unable to obtain the insurance required by this Section 6.04(b) it shall obtain as much comparable insurance as possible for the each year within such six-year period for an annual premium equal to the Maximum Amount.  In lieu of such insurance, prior to the Closing Date the Company may, at its option (following reasonable consultation with Parent), or Parent may, at its option, cause the Surviving Company to, purchase a “tail” directors’ and officers’ liability insurance and fiduciary liability insurance for the Company and its current and former directors, officers and employees who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, such tail insurance to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time; provided that in no event shall the cost of any such tail insurance in respect of any one policy year exceed the Maximum Amount.  The Surviving Company shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(c)          The provisions of this Section 6.04 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(d)          From and after the Effective Time, Parent shall guarantee the prompt payment of the obligations of the Surviving Company and the Company Subsidiaries under this Section 6.04.

(e)          In the event that the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Company shall cause proper provision to be made so that the successors and assigns of the Surviving Company assume the obligations set forth in this Section 6.04.

Section 6.05          Transaction Litigation.  Subject to entry into a customary joint defense agreement, the Company shall give Parent the opportunity to consult with the Company and participate in the defense or settlement of any shareholder litigation against the Company, any Company Subsidiary and/or their respective directors or officers (the “Company Parties”) relating to the Merger and the other transactions contemplated by this Agreement.  None of the Company, any Company Subsidiary or any Representative of the Company shall compromise, settle or come to an arrangement regarding any such shareholder litigation, in each case unless Parent shall have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the Company may compromise, settle or come to an agreement regarding shareholder litigation made or pending against a Company Party, if each of the following conditions are met: (i) the resolution of all such litigation requires payment from the Company or any Company Subsidiary or Representatives in an amount not to exceed the amount set forth in Section 6.05 of the Company Disclosure Letter4and/or the provision of disclosures to the shareholders of the Company relating to the Merger (which disclosures shall be subject to Parent’s review and comment, which reasonable comments the Company shall consider in good faith); (ii) the settlement provides for no injunctive relief; (iii) the settlement provides that each of Parent, Parent’s Subsidiaries, Parent’s Representatives, the Company, the Company Subsidiaries, and the Company Indemnified Parties are released from all liability in connection therewith; and (iv) none of Parent, Merger Sub, the Company, and their respective Subsidiaries and Representatives are required to admit any wrongdoing as part of the settlement.

Section 6.06          Section 16 Matters. Prior to the Effective Time, the Company and Merger Sub each shall take all such steps as may be required to cause any dispositions of Common Stock (including derivative securities with respect to Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.07         Public Announcements. Except with respect to any Adverse Recommendation Change or announcement made with respect to any Alternative Proposal, Superior Proposal or related matters in accordance with the terms of this Agreement, or any dispute between the parties regarding this Agreement or the transactions contemplated hereby, Parent and the Company shall provide an opportunity for the other party to review and comment upon any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to providing such opportunity to review and comment, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.  The Company and Parent agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.  Nothing in this Section 6.07 shall limit the ability of any party hereto to make disclosures or announcements that are consistent in all material respects with the prior public disclosures regarding the transactions contemplated by this Agreement.

Section 6.08          Employment and Company Benefits.

(a)          During the one year period following the Closing Date (or, such shorter period of employment, as the case may be), Parent shall, or shall cause the Surviving Company to, provide each Company Employee with (i) a base salary or hourly wage rate that is at least equal to the base salary or hourly wage rate provided to the Company Employee immediately prior to the Closing Date; (ii) target annual, short- and long-term incentive compensation opportunities (including any sales incentives and the value of equity and equity-based compensation (calculated based on the grant date fair value of such equity or equity-based compensation as determined in accordance with past practice) but excluding any retention, change in control or transaction compensation arrangements, and one-time bonuses), that are no less favorable in the aggregate than the target annual, short- and long-term incentive compensation opportunities (including any sales incentives and the value of equity and equity-based compensation (calculated based on the grant date fair value of such equity or equity-based compensation as determined in accordance with past practice) but excluding any retention, change in control or transaction compensation arrangements, and one-time bonuses) in effect for the Company Employee immediately prior to the Closing Date; provided, however, that the value of any equity or equity-based compensation may be provided in the form of cash or other cash-based awards; and (iii) employee benefits (other than equity and equity-based compensation and retention, change in control or transaction compensation arrangements, one-time bonuses, nonqualified deferred compensation benefits, defined pension benefits, retiree health and welfare benefits) that, with respect to each Company Employee, are no less favorable in the aggregate than the compensation and benefits (other than equity and equity-based compensation and retention, change in control or transaction compensation arrangements, one-time bonuses, nonqualified deferred compensation benefits, defined pension benefits, retiree health and welfare benefits) provided to such Company Employee immediately prior to the Closing Date.  For purposes of this Agreement, “Company Employee” means any employee of the Company or any Company Subsidiary who is employed at the Closing Date and who remains employed with the Surviving Company or any other Affiliate of Parent immediately following the Closing.

(b)          Parent shall provide each Company Employee who incurs a termination of employment during the one-year period following the Closing Date with severance benefits that are no less favorable than the severance benefits to which such Company Employee would have been entitled with respect to such termination under the severance policies, practices and guidelines of the Company or any Company Subsidiary as in effect immediately prior to the Closing Date or, if greater, the severance benefits provided to similarly situated employees of Parent or any of its Affiliates.   Parent hereby expressly assumes and agrees to perform, or cause the Company and its Subsidiaries to perform, the Change in Control Agreements in accordance with their respective terms as of the Effective Time.

(c)          Parent shall, or shall cause the Surviving Company to, give each Company Employee full credit for such Company Employee’s service with the Company and any Company Subsidiary (and any Affiliates or predecessors thereto) for all purposes, including eligibility to participate in, vesting under and accrual of benefits under any benefit plans (including for purposes of vacation and severance) maintained by Parent or any of its Affiliates (including the Surviving Company) in which the Company Employee participates to the same extent recognized by the Company immediately prior to the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(d)          Parent shall, or shall cause the Surviving Company to, (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan maintained by Parent or any of its Affiliates (including the Surviving Company) that provides health benefits in which Company Employees may be eligible to participate following the Closing, other than any limitations that were in effect with respect to such Company Employees as of the Closing Date under the analogous Company Benefit Plan; (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by a Company Employee and his or her eligible dependents under the health plans in which such Company Employee participated immediately prior to the Closing Date during the portion of the plan year prior to the Closing Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans maintained by Parent or any of its Affiliates (including the Surviving Company) in which such Company Employee is eligible to participate after the Closing Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred; and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Closing Date, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Closing Date.

(e)          Parent shall pay, or cause the Surviving Company to pay, all amounts payable to Company Employees under any annual cash incentive or bonus plan of the Company or any Company Subsidiary with respect to the portion of the 2024 performance period that occurs prior to the Effective Time in an amount that is no less than the amount accrued with respect to such period on the financial statements of the Company or any Company Subsidiary in accordance with the terms of such arrangements as in effect as of the Effective Time.

(f)          Parent shall, or shall cause the Surviving Company to, comply with WARN with respect to “employment losses” which would constitute a “mass layoff” or “plant closing” (each as defined in such Act) occurring at or after the Effective Time.

(g)          Parent shall, or cause the Surviving Company to, honor the terms of each Collective Bargaining Agreement until such Collective Bargaining Agreement otherwise expires pursuant to its terms or is modified by the parties thereto.

(h)          No provision of this Agreement shall (i) create any right in any Company Employee or any other employee of the Company or any Company Subsidiary to continued employment by Parent or the Company or their respective Affiliates, or preclude the ability of Parent or the Company or their respective Affiliates to terminate the employment of any employee for any reason; (ii) require Parent or the Company or any of their respective Affiliates to continue any particular Company Benefit Plans or prevent the amendment, modification or termination thereof after the Closing Date (subject to the other provisions of this Section 6.08); or (iii) be treated as an amendment to any employee benefit plan of Parent or the Company or any of their respective Affiliates.

Section 6.09          Merger Sub; Parent Subsidiaries.  Parent shall cause each of Merger Sub and any other applicable Affiliate of Parent to comply with and perform all of its obligations under or relating to this Agreement, including in the case of Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement.  Promptly following execution of this Agreement on the date hereof, Parent shall execute and deliver to the Company, in accordance with applicable Law and Merger Sub’s certificate of incorporation and bylaws, in Parent’s capacity as sole stockholder of Merger Sub, a written consent approving the Merger and the other transactions contemplated by this Agreement, and adopting this Agreement.

Section 6.10         Financing Activities.

(a)          Parent acknowledges and agrees that the Company, its Affiliates and their respective Representatives have no responsibility for any financing that Parent may raise in connection with the transactions contemplated by this Agreement.  Any offering materials and other documents prepared by or on behalf of or utilized by Parent or its Affiliates or their respective Representatives, or Parent’s financing sources, in connection with Parent’s financing activities in connection with the transactions contemplated by this Agreement which include any information provided by the Company, its Affiliates or their respective Representatives, including any offering memorandum, banker’s book, lender presentation, prospectus or similar document used, or any other written offering materials used, in connection with any debt or securities offering or other financing undertaken by or on behalf of Parent in connection with the Merger and the other transactions contemplated by this Agreement shall include a conspicuous disclaimer to the effect that none of the Company, its Affiliates or their respective Representatives have any responsibility for the content of such document and disclaim all responsibility therefor and shall further include a disclaimer with respect to the Company, its Affiliates and their respective Representatives in any oral disclosure with respect to such financing.  Parent and the Company each acknowledge and agree that Parent’s obligation to consummate the transactions contemplated by this Agreement is not subject to any financing condition.

(b)          Parent shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its Affiliates to, take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, consummate and obtain the Debt Financing contemplated by the Debt Commitment Letter so that the funds contemplated thereby are available no later than the Closing Date, including (i)  maintaining in full force and effect and complying with its obligations under the Debt Financing and the Debt Commitment Letter, subject to replacement thereof in accordance with its terms, (ii) negotiating and entering into definitive financing agreements (the “Definitive Debt Agreements”) with respect to the Debt Financing on the  conditions contained in the Debt Commitment Letter and on substantially the same terms (or such other terms that do not impair the availability of the Financings) so that such agreements are in effect no later than the Closing Date (which definitive financing agreements shall not (1) reduce the amounts to be funded under the Financing (including by changing the amount of fees to be paid or original issue discount (other than through the operation of additional original issue discount or additional upfront fees imposed pursuant to “flex” terms that would not reduce the net proceeds of the Debt Financing below the amount, together with the aggregate committed amount of the Equity Financing (including any increase in the aggregate committed amount of the Equity Financing after the date of this Agreement), necessary to fund the Required Amount) from that contemplated in the Financing Commitment and any related “flex provisions” of the Debt Fee Letter, (2) amend, modify or supplement the conditions or contingencies to the Financing in a manner that makes it less likely the Financing will be funded or imposes new or additional conditions or expands any existing condition to the receipt of the Financing, (3) otherwise delay funding of the Financing or make funding of the Financing materially less likely to occur at or prior to the Closing, (4) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Debt Commitment Letter or the Definitive Debt Agreements or (5) impose additional material obligations on the Company or any of its Subsidiaries (the matters referred to in clauses (1) through (5), the “Prohibited Provisions”)), (iii) satisfying all conditions to the Debt Financing contemplated by the Debt Commitment Letter and the Debt Fee Letter at or prior to the Closing, (iv) accepting “market flex” provisions contemplated by the Debt Commitment Letter and the Debt Fee Letters and (v) enforcing its rights under the Debt Commitment Letter in the event of a breach by the Debt Financing Sources under the Debt Commitment Letter or the Definitive Debt Agreements, including seeking specific performance of the parties thereunder.  Prior to the Closing, without the prior written consent of the Company, Parent shall not (x) agree to, or permit, any amendment, modification or supplement of, or waiver under, the Debt Financing Letters or the Definitive Debt Agreements or (y) substitute other debt or equity financing for all or any portion of the Financing from the same or alternative financing sources, in each case, to the extent such amendment, modification, supplement, waiver or substitution would or would reasonably be expected to result in a Prohibited Modification; provided that, for the avoidance of doubt, Parent or Merger Sub may amend, replace, supplement or otherwise modify the Debt Commitment Letter to add lenders, lead arrangers, book runners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement.  Parent shall, as promptly as practicable, provide to the Company copies of the Debt Commitment Letter, Debt Fee Letter and Definitive Debt Agreements (any amendments, waiver or other modifications to); provided that any fee letters may be Customarily Redacted) and shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing.

(c)          Without limiting the generality of the foregoing, Parent shall give the Company prompt written notice (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to any definitive agreement or document related to the Financing (including any Financing Commitment or related fee letter or engagement letter) of which Parent becomes aware, (ii) of the receipt or delivery of any written notice or other communication, in each case from any Person with respect to (1) any actual, threatened or potential breach, default, withdrawal termination or repudiation by any party to any Financing Commitment or Definitive Debt Agreements or (2) any material dispute or disagreement between or among parties to any Financing Commitment or Definitive Debt Agreements or (iii) if at any time for any reason Parent believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Financing Commitments (other than through the operation of additional original issue discount or additional upfront fees imposed pursuant to “flex” terms that would not reduce the net proceeds of the Debt Financing below the amount, together with the aggregate committed amount of the Equity Financing (including any increase in the aggregate committed amount of the Equity Financing after the date of this Agreement), necessary to fund the Required Amount).  Parent shall promptly provide any information reasonably requested by the Company relating to any circumstance referred to in clauses (i), (ii) or (iii) of the immediately preceding sentence.

(d)          Prior to the Closing, without the prior written consent of the Company, Parent shall not agree to, or permit, any amendment, modification or supplement of, or waiver under, the Equity Financing Commitments.  In addition, Parent shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Equity Financing, including taking all actions necessary to (i) maintain in effect each of the Equity Commitment Letters, (ii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub in each of the Equity Commitment Letters, if any, (iii) consummate the Equity Financing at or prior to the Closing and (iv) enforce its rights under each of the Equity Commitment Letters (including seeking specific performance).

(e)          Further, if all or any portion of the Financing (or any alternative financing) has not been obtained, Parent shall continue to be obligated to consummate the transactions contemplated by this Agreement and effect the Closing on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in Section 7.01 and Section 7.02.  Parent agrees that the Company shall be entitled to specifically enforce the obligations of Parent and each of the Investors pursuant to the Equity Commitment Letters.

(f)          If any of the Debt Financing or the Debt Commitment Letter (or any Definitive Debt Agreement) expires or is terminated prior to the Closing, in whole or in part, for any reason, or any portion of the Debt Financing becomes unavailable then Parent shall (i) upon knowledge thereof, promptly (and in any event within two (2) Business Days) notify the Company in writing of such unavailability, expiration or termination and the reasons therefor, (ii) as promptly as practicable after knowledge thereof use its reasonable best efforts to arrange for alternative financing (which alternative financing (1) shall be in an amount sufficient, when added with the Equity Financing and cash on hand, for the satisfaction of all of Parent’s obligations under this Agreement, including the Required Amounts and (2) shall not include any conditions of such alternative debt financing that are more materially onerous than, or in addition to, the conditions set forth in the Debt Financing on the date of this Agreement) to replace the Debt Financing, to be consummated no later than the day on which the Closing shall occur pursuant to Section 1.02, (iii) provide to the Company copies of the debt commitment letter, fee letters and engagement letters (provided that any fee letters may be Customarily Redacted) to replace the Debt Financing and (iv) keep the Company reasonably informed of the process of obtaining any alternative financing.  If any alternative financing is obtained in accordance with this Section 6.10(f), Parent shall immediately notify Company thereof and references to the “Financing,” “Financing Commitments” and “Debt Financing Letters” (and other like term in this Agreement) shall include such alternative financing, as applicable.

(g)          Prior to the Closing, the Company shall, and shall cause its Subsidiaries, and shall use its reasonable best efforts to cause its and their respective non-legal Representatives to, at Parent’s sole cost and expense, provide to Parent and its Subsidiaries all cooperation reasonably requested by Parent that is necessary in connection with the arrangement of the Debt Financing to the extent not unreasonably interfering with the business of the Company or any of its Subsidiaries, which cooperation may include (i) upon reasonable advance notice and during normal business hours of the Company, cause the appropriate senior officers of the Company to participate in a reasonable but limited number of lender meetings, lender presentations and due diligence sessions, and sessions with rating agencies, at locations and times to be mutually agreed (which meetings, presentations and sessions may be conducted by teleconference or virtual meeting platforms); (ii) provide reasonable assistance with the preparation of customary materials for rating agency presentations, customary bank information memoranda and similar documents customarily required in connection with obtaining the Debt Financing; (iii) furnish Parent at least three (3) Business Days prior to the Closing Date with such documentation and other information reasonably requested by Parent at least ten (10) Business Days prior to the Closing Date to the extent required by governmental authorities under applicable “know your customer” and anti-money laundering rules and regulations as a condition to the Debt Financing; (iv) provide to Parent (A) audited financial statements of the Company and its Subsidiaries on a consolidated basis for the three most recently completed fiscal years ended at least 90 days before the Closing Date (provided that Parent acknowledges that it has received the financial statements described in this clause (A) for the fiscal years ended December 31, 2020, December 31, 2021, and December 31, 2022), and (B) unaudited consolidated balance sheets and related unaudited statements of income and cash flows related to the Company and its Subsidiaries on a consolidated basis for each fiscal quarter ended after December 31, 2022 (other than the fourth fiscal quarter) ended at least 45 days before the Closing Date (provided that Parent acknowledges that it has received the financial statements described in this clause (B) for the fiscal quarters ended March 31, 2023, June 30, 2023, and September 30, 2023); and (v) provide customary authorization and representation letters to the Debt Financing Sources with respect to marketing materials from a senior officer of the Company; provided that any such information distributed in connection with the foregoing shall contain customary language which shall exculpate the Company Parties with respect to any liability related to the unauthorized use or misuse of the contents of such information or related marketing materials by the recipients thereof, or “know-your-customer” information.

(h)          Notwithstanding anything  in this Agreement to the contrary, in no event shall the “reasonable best efforts” of the Company, its Subsidiaries and its and their respective non-legal Representatives be deemed or construed to (i) require the Company to waive or amend any terms of this Agreement or require the Company or any of its Affiliates or its or their representatives (each, a “Company Party”) to incur any liability or make any payment, (ii) require any Company Party to (1) agree to make any payment (including any commitment or other fee or any expense reimbursement) in connection with the Debt Financing, except those that will be made only after the Closing in the case of the Company and its Subsidiaries, or (2) incur any other liability or give any indemnity or otherwise commit to take any action (including any corporate or comparable action), except those that will be effective only after the Closing in the case of the Company and its Subsidiaries, (iii) unreasonably interfere with the ongoing business or operations of any Company Party, (iv) require any Company Party to take any action that could or could reasonably be expected to (1) jeopardize any attorney-client or other applicable legal privilege or protection, as determined by the applicable Company Party, (2) violate its respective certificates of incorporation or bylaws (or comparable documents), (3) violate any applicable Law, (4) constitute a default, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Person or to a loss of any benefit to which such Person is entitled, in each case under any provision of any agreement or other instrument binding upon such Person, (5) result in the creation or imposition of any Lien on any asset of such Person (except, in the case of the Company, any Lien on any of its assets that becomes effective only upon the Closing) or (6) be in conflict with the terms of this Agreement, (v) require any Company Party to enter into or approve any Debt Financing Agreement or other definitive agreement or document related to the Debt Financing, other than any customary authorization letter or any “know-your-customer” information, (vi) result in any significant interference with the prompt and timely discharge of the duties of any director, manager, officer, general or limited partner, employee, counsel, financial advisor, auditor, agent or other authorized representative of any Company Party, (vii) result in any Company Party incurring any personal liability with respect to any matters relating to the Debt Financing, (viii) cause any condition to Closing set forth in this Agreement to fail to be satisfied by the Effective Time or otherwise result in a breach of this Agreement by the Company, (ix) require any Company Party to (1) to prepare or deliver any pro forma financial information, projections or other forward-looking financial information or any financial information or (2) provide any financial or other information that is not readily available, historically prepared, maintained in the ordinary course of business and customarily required for the arrangement of debt financings similar to the Debt Financing (and none of such financial or other information shall be required to be prepared in compliance with Regulation S-X), (x) require any Company Party (except to the extent an obligor in respect of the Debt Financing upon the Closing) to execute or deliver any certificate (including any solvency certificate), agreement, arrangement, document or instrument relating to the Debt Financing, and in no event shall any action, liability or obligation of the Company or any of its Subsidiaries under any such certificate, agreement, arrangement, document or instrument (including, in each case, the execution thereof) relating to the Debt Financing be required to be effective prior to the Closing (other than customary authorization letters in connection with the marketing efforts for the Debt Financing referred to in clause (v) of Section 6.10(g); provided that any such information distributed in connection with the foregoing shall contain customary language which shall exculpate the Company Parties with respect to any liability related to the unauthorized use or misuse of the contents of such information or related marketing materials by the recipients thereof, or “know-your-customer” information), or (xi) require any Company Party to provide any information or make any presentations with respect to capital structure, the incurrence of the Debt Financing, other pro forma information relating thereto or the manner in which Parent intends to operate, or cause to be operated, the Company’s business after the Closing, the parties hereto hereby agreeing that any information with respect to the prospects and plans for the Company’s business and operations in connection with the Debt Financing will be the sole responsibility of Parent.

(i)          Prior to the Effective Time, the Company shall, and shall cause the Company Subsidiaries to, take all actions as may be required by, and subject to the terms of, the Convertible Notes Indenture (including for the avoidance of doubt as a result of the transactions contemplated hereby constituting a “Fundamental Change” or “Make-Whole Fundamental Change” (as such terms are defined in the Convertible Notes Indenture)) and applicable Law as a result of the execution and delivery of this Agreement or the consummation of the Transactions, including (i) the giving of any notices that may be required by the Convertible Notes Indenture in connection with the Transactions, (ii) preparing any supplemental indentures required in connection with the Transactions and the consummation thereof to be executed and delivered to the trustee at or prior to the Closing, in form and substance reasonably satisfactory to Parent and (iii) delivering any opinions of counsel required to be delivered prior to the Closing Date and any officer’s certificates or other documents or instruments, as may be necessary to comply with all of the terms and conditions of the Convertibles Notes Indenture in connection with the Merger, provided that any supplemental indentures, opinions of counsel, officer’s certificates and/or such other documents or instruments required by the Convertible Notes Indenture, as may be necessary to comply with all of the terms and conditions of the Convertible Notes Indenture in connection with the Merger, shall be delivered by Parent and its counsel to the extent required to be delivered at or after the Closing.

(j)          Nothing in this Section 6.10 shall require the Company’s cooperation to the extent it would require the Company to agree to pay any fees, reimburse any expenses or give any indemnities or incur any other liability or obligation prior to the Effective Time.  Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any of its Subsidiaries and their Representatives in connection with such cooperation at the request of Parent (other than, in each case, any costs incurred in connection with the preparation, review and audit of historical financial information).  Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, its Affiliates and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments and penalties suffered or incurred by them in connection with the Financing or other securities offering of or on behalf of the Company, Parent or Merger Sub, including as to any information utilized in connection therewith to the fullest extent permitted by applicable Law and with appropriate contribution provided by Parent and Merger Sub to the extent such indemnification is not available, except if such liabilities or other losses are the result of the fraud, gross negligence or willful misconduct of the Company Parties, and, for the avoidance of doubt, the obligations of Parent pursuant to this Section 6.10(j) shall be guaranteed by the Investors pursuant to the Equity Commitment Letters and the Guarantee.  The Company hereby consents to the use of its logos in connection with the Debt Financing in an ordinary and customary manner; provided, however, that logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their respective Intellectual Property rights.

Section 6.11         The Connecticut Transfer Act.  Prior to Closing, the Parties will evaluate the applicability of the Connecticut Transfer Act (Conn. Gen. Stat. § 22a-134 et seq.) (“CTA”) to this Merger and whether the locations set forth on Section 6.11 of the Company Disclosure Letter (the “Locations”) are Establishments as such term is defined in the CTA.  To the extent that it is determined that the transfer of the Company is a “transfer” as such term is defined by the CTA and one or more of the above locations of the Company is determined to be an Establishment, the parties acknowledge and agree that the Surviving Company shall be the Certifying Party (as such term is defined by the CTA) on an appropriate CTA form (e.g., Form I-IV) filed for each of the Locations, as applicable, in connection with the transaction contemplated by this Agreement and be solely responsible for the performance of all obligations of the Certifying Party for each such filing. The Company shall prepare and deliver to Parent at least five (5) days prior to Closing all forms required under the CTA in connection with the Merger in compliance with the terms and requirements of the CTA for each of the applicable Locations. Parent shall execute the appropriate form(s), as transferee, and the Surviving Company shall execute such forms,  including an Environmental Condition Assessment Form (as such term is defined by the CTA) for each applicable Location, as Certifying Party and transferor.  Within ten (10) days after Closing, the Surviving Company shall deliver to the Connecticut Department of Energy and Environmental Protection all forms, documents, and fees required under the CTA.

Section 6.12          FIRPTA Certificate. The Company shall deliver at or prior to the Closing a certification of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c), dated no more than thirty (30) days prior to the Closing Date and signed by a responsible corporate officer of the Company, certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2).

Section 6.13          Permit Transfer.  The Company shall, prior to Closing, prepare permit transfer applications to effectuate the transfer of the Company’s Connecticut environmental permits to the extent any permit transfers are required in connection with the Merger. Parent will cooperate and provide necessary information and signatures to complete applicable permit transfer forms.

ARTICLE VII

Conditions Precedent

Section 7.01          Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)          Shareholder Approval.  The Company Shareholder Approval shall have been obtained.

(b)          Regulatory Approvals.

(i)          Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired; and

(ii)          any consents, filings or approvals under any other Regulatory Law set forth on Section 7.01(b) of the Company Disclosure Letter shall have been obtained or made or the applicable waiting period shall have expired or been terminated.

(c)          No Legal Restraints.  No applicable Law and no Judgment, preliminary, temporary or permanent, or other legal restraint or prohibition, and no binding order or determination by any Governmental Entity (collectively, the “Legal Restraints”), shall be in effect that prevents, makes illegal or prohibits the consummation of the Merger and the other transactions contemplated hereby.

Section 7.02          Conditions to Obligations of the Company.  The obligations of the Company to consummate the Merger are further subject to the following conditions:

(a)          Representations and Warranties.  (i) The representations and warranties of Parent and Merger Sub contained in this Agreement (except for the representations and warranties contained in Sections 3.01, 3.02 and 3.06) shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect and (ii) the representations and warranties of Parent and Merger Sub contained in Sections 3.01, 3.02 and 3.06 shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b)          Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c)          Parent Certificate.  Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Sections 7.02(a) and 7.02(b) have been satisfied.

Section 7.03          Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger are further subject to the following conditions:

(a)          Representations and Warranties.  (i) The representations and warranties of the Company contained in this Agreement (except for the representations and warranties contained in the first sentence of Section 4.01, Section 4.03(a), the first and second sentences of Section 4.03(b), Section 4.04, the first sentence of Section 4.08 and Section 4.20) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (ii) the representations and warranties of the Company contained in the first sentence of Section 4.01 and Sections 4.04 and 4.20 shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) the representations and warranties of the Company contained in the first sentence of Section 4.08 shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time and (iv) the representations and warranties of the Company contained in Section 4.03(a) and in the first and second sentences of Section 4.03(b) shall be true and correct in all respects, except for inaccuracies not exceeding $5 million in the aggregate, at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case of such earlier date).

(b)          Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)          No Company Material Adverse Effect. Following the date hereof, there has not been any circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Company Material Adverse Effect.

(d)          Company Certificate.  The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Sections 7.03(a) and 7.03(b) have been satisfied.

ARTICLE VIII

Termination, Amendment and Waiver

Section 8.01          Termination.  This Agreement may be terminated at any time prior to the Effective Time (except with respect to Section 8.01(d) and Section 8.01(g), whether before or after receipt of the Company Shareholder Approval):

(a)          by mutual written consent of the Company and Parent;

(b)          by either the Company or Parent:

(i)            if the Merger is not consummated on or before the End Date.  The “End Date” shall mean the date that is nine (9) months following the date of this Agreement; provided that, if the Closing shall not have occurred prior to such date and all the conditions to Closing, other than the conditions set forth in Sections 7.01(b)(i) and 7.01(b)(ii) shall have been satisfied or shall be capable of being satisfied at such time, the End Date may be extended by either the Company or Parent on one occasion for a period of three (3) months by written notice to the other party no later than five Business Days prior to the then existing End Date, and such date, as so extended, shall be the End Date; provided that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement, directly or indirectly, causes the failure of the Closing to be consummated by the End Date;

(ii)          if the condition set forth in Section 7.01(c) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided that the terminating party shall have complied with its obligations pursuant to Section 6.03; or

(iii)          if the Company Shareholder Approval shall not have been obtained at a duly convened Company Shareholders Meeting or any adjournment or postponement thereof at which the vote was taken;

(c)          by the Company, if Parent or Merger Sub has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue, in each case, such that the conditions set forth in Section 7.02(a) or Section 7.02(b), as the case may be, could not be satisfied as of the Closing Date; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(c) unless any such breach or failure to be true has not been cured within 60 days after written notice by the Company to Parent informing Parent of such breach or failure to be true, except that no cure period shall be required for a breach which by its nature cannot be cured prior to the End Date; and provided, further, that the Company may not terminate this Agreement pursuant to this Section 8.01(c) if the Company is then in breach of this Agreement in any material respect;

(d)          by the Company prior to receipt of the Company Shareholder Approval, in order to enter into a definitive written agreement providing for a Superior Proposal in accordance with Section 5.04(c); provided that the Company pays the Termination Fee prior to or simultaneously with such termination (it being understood that the Company may enter into such definitive written agreement simultaneously with such termination of this Agreement);

(e)          by Parent, if the Company has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of the Company has become untrue, in each case, such that the conditions set forth in Section 7.03(a) or Section 7.03(b), as the case may be, could not be satisfied as of the Closing Date; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.01(e) unless any such breach or failure to be true has not been cured within 60 days after written notice by Parent to the Company informing the Company of such breach or failure to be true, except that no cure period shall be required for a breach which by its nature cannot be cured prior to the End Date; and provided, further, that Parent may not terminate this Agreement pursuant to this Section 8.01(e) if Parent is then in breach of this Agreement in any material respect;

(f)          by Parent prior to the Company Shareholders Meeting, in the event that an Adverse Recommendation Change shall have occurred; or

(g)          by the Company, if (i) all of the conditions set forth in Section 7.01 and Section 7.03 are satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would have been capable of being satisfied as of such date) or the failure of which to be satisfied is attributable primarily to a breach by Parent of its representations, warranties, covenants or agreements contained herein) or waived by the Company, (ii) Parent fails to consummate the Closing on the date the Closing should have occurred pursuant to Section 1.02, (iii) following such failure by Parent to consummate the Closing in accordance with Section 1.02 in violation of the terms of this Agreement, the Company has notified Parent in writing that (1) all conditions set forth in Section 7.01 and Section 7.02 (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would have been capable of being satisfied as of such date) or the failure of which to be satisfied is attributable primarily to a breach by Parent of its representations, warranties, covenants or agreements contained herein), have been satisfied or waived (or that the Company would be willing to waive any unsatisfied conditions in Section 7.01 or Section 7.02 for purposes of consummating the Closing) and (2) the Company stood ready, willing and able to consummate the transactions contemplated by this Agreement on such date and at all times during the three (3) Business Day period immediately thereafter and (iv) Parent fails to consummate the Merger within the three (3) Business Day period after delivery by the Company to Parent of the notice described in clause (iii) of this Section 8.01(g).

Section 8.02           Effect of Termination.  In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company, Parent or Merger Sub, other than the final sentence of Section 6.02, Section 6.10(f), this Section 8.02, Section 8.03 and Article IX, which provisions shall survive such termination; provided, however, that, except in a circumstance where the Company Termination Fee is paid pursuant to Section 8.03(b) or where the Reverse Termination Fee is paid pursuant to Section 8.03(c), no such termination shall relieve or release any party from any liability for fraud or any willful breach of this Agreement; provided that notwithstanding anything in this Agreement to the contrary, in no event shall Parent (and Parent’s Affiliates and its and their respective directors, officers, employees, stockholders and Representatives) have any monetary liability or obligation (for clarity, including the Reverse Termination Fee, if payable) for an aggregate amount greater than the amount of the Reverse Termination Fee.  For purposes of this Agreement, “willful breach” means a breach that is a consequence of an act or omission undertaken by the breaching party with the Knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement; it being acknowledged and agreed, without limitation, that any failure by any party to consummate the Merger and the other transactions contemplated hereby after the applicable conditions thereto have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at such time) shall constitute a willful breach of this Agreement.

Section 8.03           Fees and Expenses.

(a)          Generally.  Except as specifically provided for herein, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

(b)          Company Termination Fee.  The Company shall pay to Parent a fee of $46,180,000 (the “Company Termination Fee”) if:

(i)           the Company terminates this Agreement pursuant to Section 8.01(d) or Parent terminates this Agreement pursuant to Section 8.01(f); or

(ii)          (A) after the date hereof, an Alternative Proposal shall have been made by a third party to the Company and not publicly withdrawn at least five Business Days prior to the Company Shareholders Meeting or shall have been made directly to the Company’s shareholders generally by a third party and not publicly withdrawn at least five Business Days prior to the Company Shareholders Meeting; (B) thereafter, this Agreement is terminated pursuant to Section 8.01(b)(i) or 8.01(b)(iii); and (C) within twelve months of such termination, the Company enters into a definitive Contract to consummate such Alternative Proposal or such Alternative Proposal is consummated; provided, however, that for purposes of this Section 8.03(b)(ii), the references to 20% in the definition of “Alternative Proposal” shall be deemed to be references to 50.1%.

Any Company Termination Fee due under this Section 8.03(b) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) above, on the Business Day immediately following the date of termination of this Agreement (or simultaneously with such termination, in the case of termination pursuant to Section 8.01(d)) and (y) in the case of clause (ii) above, on the date of such definitive Contract or such consummation as referred to in clause (ii)(C) above.  The Company acknowledges and agrees that the agreements contained in this Section 8.03(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement.  Accordingly, if the Company fails to reasonably promptly pay the amount due pursuant to this Section 8.03(b), and, in order to obtain such payment, Parent commences a suit, action or other proceeding that results in a Judgment in its favor for such payment, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at a rate per annum equal to the prime interest rate published in The Wall Street Journal on the date such interest begins accruing.  Notwithstanding any other provision of this Agreement, the parties agree that, including in the case of fraud or a willful breach of this Agreement, the payment of the Company Termination Fee, as liquidated damages and not as a penalty, shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort, or otherwise) available to Parent, Merger Sub and their respective Affiliates with respect to this Agreement and the transactions contemplated by this Agreement in the event any such payment becomes due and payable, and, upon payment of the Company Termination Fee, the Company (and the Company’s Affiliates and its and their respective directors, officers, employees, stockholders and Representatives) shall have no further liability to Parent, Merger Sub and their respective Affiliates under this Agreement, or obligation relating to or arising out of this Agreement, including the breach of any representation, warranty, covenant, or agreement in this Agreement, the termination of this Agreement, or failure to consummate the transactions contemplated by this Agreement.  The Company expressly acknowledges and agrees that Parent shall not need to prove damages to receive the Company Termination Fee when it is payable under this Agreement, and hereby irrevocably waives any right to challenge the amount of actual damages represented by the Company Termination Fee.  In no event shall the Company be obligated to pay the Company Termination Fee on more than one occasion.

(c)          Reverse Termination Fee.  Parent shall pay to the Company a fee of $92,350,000 (the “Reverse Termination Fee”) if:

(i)           the Company terminates this Agreement pursuant to Section 8.01(c); or

(ii)          the Company terminates this Agreement pursuant to Section 8.01(g).

Any Reverse Termination Fee due under this Section 8.03(c) shall be paid by wire transfer of same-day funds on the Business Day immediately following the date of termination.  Parent acknowledges and agrees that the agreements contained in this Section 8.03(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement.  Accordingly, if Parent fails to reasonably promptly pay the amount due pursuant to this Section 8.03(c), and, in order to obtain such payment, the Company commences a suit, action or other proceeding that results in a Judgment in its favor for such payment, Parent shall pay to the Company its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at a rate per annum equal to the prime interest rate published in The Wall Street Journal on the date such interest begins accruing.  Notwithstanding any other provision of this Agreement, the parties agree that, including in the case of fraud or a willful breach of this Agreement, the payment of the Reverse Termination Fee, as liquidated damages and not as a penalty, shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort, or otherwise) available to the Company with respect to this Agreement and the transactions contemplated by this Agreement in the event any such payment becomes due and payable and, upon payment of the Reverse Termination Fee, Parent (and Parent’s Affiliates and its and their respective directors, officers, employees, stockholders and Representatives and the Debt Financing Related Parties) shall have no further liability to the Company or its Subsidiaries under this Agreement, or obligation relating to or arising out of this Agreement or the Financing, including the breach of any representation, warranty, covenant, or agreement in this Agreement, the termination of this Agreement, or failure to consummate the transactions contemplated by this Agreement; provided, however, that (i) the foregoing shall not prejudice in any manner the Company’s rights to specific performance pursuant to Section 9.10; provided that the Company will in no event be entitled to both payment of the Reverse Termination Fee in accordance with this Section 8.03(c) and specific performance that results in the occurrence of the Closing pursuant to Section 9.10, (ii) no circumstances will the amount payable by Parent and Merger Sub under this Agreement (for clarity, including the Reverse Termination Fee, if payable) whether payable hereunder or under the Guaranty exceed, in the aggregate, the amount of the Reverse Termination Fee and (iii) in no event shall Parent be required to pay both damages under this Agreement and the Reverse Termination Fee.  Parent expressly acknowledges and agrees that the Company shall not need to prove damages to receive the Reverse Termination Fee when it is payable under this Agreement, and hereby irrevocably waives any right to challenge the amount of actual damages represented by the Reverse Termination Fee.  In no event shall Parent be obligated to pay the Reverse Termination Fee on more than one occasion.

Section 8.04          Amendment.  This Agreement may be amended by the parties at any time before or after receipt of the Company Shareholder Approval; provided, however, that (i) after receipt of the Company Shareholder Approval, and subject to the restrictions on amendments set forth in Section 33-815(e) of the CBCA, there shall be made no amendment that by Law requires further approval by the Company’s shareholders without the further approval of such shareholders, and (ii) except as provided above, no amendment of this Agreement shall be submitted to be approved by the Company’s shareholders unless required by Law.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.  Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of either Parent or the Company.

Section 8.05          Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any covenants and agreements contained in this Agreement; or (d) waive the satisfaction of any of the conditions contained in this Agreement.  No extension or waiver by the Company shall require the approval of the Company’s shareholders unless such approval is required by Law.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

General Provisions

Section 9.01          Non-survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or the termination of this agreement pursuant to Section 8.01.  This Section 9.01 shall not limit Section 8.02 or any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

Section 9.02          Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally; (b) on the date sent if sent by facsimile or electronic mail (provided, however, that notice given by facsimile or email shall not be effective unless either (i) a duplicate copy of such facsimile or email notice is promptly given by one of the other methods described in this Section 9.02 or (ii) the receiving party delivers a written confirmation of receipt of such notice either by facsimile or email or any other method described in this Section 9.02); (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier; or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to the Company, to:

1332 Blue Hills Ave.
Bloomfield, CT 06002
	Email:	Carroll K. Lane
Richard S. Smith, Jr.
	Attention:	carroll.lane@kaman.com
richard.smith@kaman.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
	Facsimile:	(212) 735-2000
	Email:	marc.gerber@skadden.com
maxim.mayercesiano@skadden.com
	Attention:	Marc S. Gerber
Maxim O. Mayer-Cesiano

(b)	if to Parent or Merger Sub, to:

Arcline Investment Management, LP
Four Embarcadero Center, Suite 2660
San Francisco, CA, 94111, United States
	Attention:	Shyam Ravindran; Robert Nelson
	Email:	shyam@arcline.com; robert@arcline.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
505 Montgomery St, Suite 2000
San Francisco, CA 94111
	Attention:	Josh Dubofsky; Nav Rekhi
	Email:	Josh.Dubofsky@lw.com; Navneeta.Rekhi@lw.com

Section 9.03          Definitions.  For purposes of this Agreement:

“Affiliate” of any Person means another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.  For the avoidance of doubt, each of the parties to the Equity Commitment Letters, each of the Guarantors and, in each case, their respective Affiliates shall be deemed to be Affiliates of Parent for all purposes under this Agreement.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“Capped Call Transactions” means, collectively, the Base Call Option Transactions, each dated as of May 8, 2017, and the Additional Call Option Transactions, each dated as of May 22, 2017, between the Company and each of Bank of America, N.A., JPMorgan Chase Bank, National Association, London Branch, and UBS AG, London Branch.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Documents” means the Collateral Documents under, and as defined in, the Credit Agreement.

“Collective Bargaining Agreement” means any labor agreement, collective bargaining agreement or other labor-related agreement or arrangement with any Labor Organization.

“Company Bylaws” means the amended and restated bylaws of the Company in effect as of the date of this Agreement.

“Company Charter” the amended and restated certificate of incorporation of the Company in effect as of the date of this Agreement.

“Company ESPP” means the Kaman Corporation Amended and Restated Employee Stock Purchase Plan.

“Company Material Adverse Effect” means any circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, materially adversely affects the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that any circumstance, occurrence, effect, change, event or development arising from or related to (except, in the case of clauses (a), (b), (c), (d), (e), (f)  or (j) below, to the extent disproportionately affecting the Company and the Company Subsidiaries relative to other companies in the industries in which the Company and the Company Subsidiaries operate, in which case only the incremental disproportionate effect shall be taken into account): (a) conditions affecting the United States or any other national or regional economy or the global economy generally, (b) political conditions (or changes in such conditions) in the United States or any other country or region in the world, declared or undeclared acts of war, cyber-attacks, sabotage or terrorism, epidemics or pandemics (including COVID-19) (including any escalation or general worsening of any of the foregoing) or national or international emergency in the United States or any other country or region of the world occurring after the date hereof, (c) changes in the financial, credit, banking or securities markets in the United States or any other country or region in the world (including any disruption thereof and any decline in the price of any security or any market index) and including changes or developments in or relating to currency exchange or interest rates, (d) changes required by GAAP or other accounting standards (or interpretations thereof), (e) changes in any Laws or other binding directives issued by any Governmental Entity (or interpretations thereof), (f) changes that are generally applicable to the industries in which the Company and the Company Subsidiaries operate, (g) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement or any decline in the market price or trading volume of the Common Stock (provided that the underlying causes of any such failure or decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein), (h) the negotiation, execution or delivery of this Agreement, the performance by any party hereto of its obligations hereunder or the public announcement (including as to the identity of the parties hereto) or pendency of the Merger or any of the other transactions contemplated hereby including the impact thereof on relationships, contractual or otherwise with customers, suppliers, distributors, employees, unions, financing sources, partners or other persons with similar relationships with the Company and the Company Subsidiaries, (i) changes in the Company’s credit rating (provided that the underlying causes of such decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein), (j) the occurrence of natural disasters, force majeure events or weather conditions adverse to the business being carried on by the Company and the Company Subsidiaries, (k) shareholder litigation arising from or relating to this Agreement, the Merger or any strategic alternatives considered by the Company, (l) any action required by the terms of this Agreement, or with the prior written consent or at the direction of Parent (or any action not taken as a result of a failure of Parent to consent to an action otherwise requiring Parent’s consent) or (m) any matter set forth in the Company Disclosure Letter, shall not be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.

“Company Option” means a stock option to purchase shares of Common Stock granted under the Company Stock Plan.

“Company PSU” means a right to receive shares of Common Stock granted under the Company Stock Plan subject to the achievement of service-based and performance-based vesting conditions.

“Company Restricted Stock” means Common Stock granted under the Company Stock Plan that is subject to certain restrictions that lapse at the end of a specified period or periods.

“Company Stock Award” means each Company Option, Company PSU and share of Company Restricted Stock.

“Company Stock Plan” means the Kaman Corporation Second Amended and Restated 2013 Management Incentive Plan.

“Company Subsidiary” means any Subsidiary of the Company.

“Connecticut Secretary” means the Secretary of State of the State of Connecticut.

“Convertible Notes” means the Company’s 3.25% Convertible Senior Notes due 2024.

“Convertible Notes Indenture” means the Indenture, dated as of May 12, 2017, by and between the Company and U.S. Bank National Association, as trustee, as supplemented by the First Supplemental Indenture, dated as of July 15, 2019 and as may be further amended, supplemented or otherwise modified from time to time.

“Credit Agreement” means that certain Third Amended and Restated Credit and Guaranty Agreement, dated as of June 20, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) by and among the Company, certain Company Subsidiaries party thereto form time to time, the lenders and issuing banks party thereto from time to time, and JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent.

“Credit Agreement Payoff Amount” means the total amount required to be paid to fully satisfy (or cash collateralize) all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations due and payable under and in connection with the Credit Agreement as of the anticipated Closing Date, as set forth in the Pay-off Letter (including any customary per diem, to the extent applicable).

“Customarily Redacted” means, with respect to any fee letter or engagements relating to the Debt Financing, the fee amounts, pricing terms, pricing caps, flex terms and other economic terms being redacted in a customary manner, none of which redactions covers any Prohibited Provision.

“Debt Financing Sources” means the entities that have committed to arrange or provide or otherwise entered into agreements in connection with all or any portion of the Debt Financing or other financings to fund a portion of the Required Amounts, including the entity party to the Debt Commitment Letter as Initial Lender (as defined therein); provided that, in no event shall Parent, Investors or any of their respective Affiliates be Debt Financing Sources.

“Debt Financing Related Parties” means the Debt Financing Sources, any other lenders party from time to time to any agreement related to Debt Financing, their respective Affiliates and their and their respective Affiliates’ respective directors, officers, employees, agents, advisors and other representatives, and their successors and permitted assigns, in each case, solely in their capacities as such.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Foreign Investment Clearances” means, with respect to any notifications required, agreed by the Parties to be appropriate or requested by a Governmental Entity under Foreign Investment Laws, (a) a written decision from the relevant Governmental Entity that the transactions contemplated hereby are not subject to and do not require clearance under local Foreign Investment Laws, (b) a written decision from the relevant Governmental Entity to the effect that the review under applicable local Foreign Investment Laws has been concluded and that the transactions contemplated hereby may proceed (without prohibition under Foreign Investment Laws) with respect to that jurisdiction or (c) the expiry or termination of an applicable waiting period (including any extensions thereto, agreed or imposed) under applicable local Foreign Investment Laws such that the transactions contemplated hereby may proceed (without prohibition under Foreign Investment Laws) with respect to that jurisdiction.

“Foreign Investment Laws” means any applicable Laws, including any state, national or multi-jurisdictional Laws, that are designed or intended to prohibit, restrict or regulate actions by foreigners to acquire interests in or control over domestic equities, securities, entities, assets, land or interests.

“Government Contract” means “Government Contract” shall mean any Contract between the Company or a Company Subsidiary and (a) a Governmental Entity, (b) any prime contractor of a Governmental Entity, or (c) any subcontractor at any tier with respect to any Contract of a type described in clause (a) or (b) above.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all guarantees and arrangements having the economic effect of a guarantee of such Person of any other Indebtedness of any other Person, or (iv) reimbursement obligations under letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person.

“Intellectual Property Rights” means all intellectual property rights of every kind and description throughout the world, including (i) patents, patent applications, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof (“Patents”); (ii) trademarks, service marks, trade names, Internet domain names, logos, slogans, trade dress, design rights and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”); (iii) copyrights and copyrightable subject matter (“Copyrights”); (iv) rights in computer programs (whether in source code, object code or other form), algorithms, databases, compilations and data; (v) trade secrets and all other confidential and proprietary information, ideas, know-how, inventions, processes, formulae, models and methodologies; and (vi) all applications and registrations for the foregoing.

“Knowledge” of any Person that is not an individual means, with respect to any matter in question, in the case of the Knowledge of the Company, the actual knowledge of the executive officers of the Company set forth in Section 9.03 of the Company Disclosure Letter, and, in the case of Parent and Merger Sub, the actual knowledge of the executive officers of Parent set forth in Section 9.03 of the Parent Disclosure Letter.

“Labor Organization” means any labor union, labor organization or works council.

“Liens” means all pledges, liens, easements, rights-of-way, encroachments, restrictions, charges, mortgages, encumbrances and security interests.

“Merger Sub Board” means the Board of Directors of Merger Sub.

“NYSE” means the New York Stock Exchange.

“Parent Board” means the Board of Directors of Parent.

“Parent Material Adverse Effect” means, with respect to Parent, Merger Sub or any of their respective Affiliates, any circumstance, occurrence, effect, change, event or development that, individually or taken together with other circumstances, occurrences, effects, changes, events or developments, is or would be reasonably likely to prevent or materially impair, interfere with, hinder or delay the consummation of the Merger or the other transactions contemplated by this Agreement.

“Permitted Liens” means, collectively, (i) suppliers’, mechanics’, carriers’, workmen’s, legal hypothecs, repairmen’s, materialmen’s, warehousemen’s, construction and other similar Liens arising or incurred by operation of law or otherwise incurred in the ordinary course of business consistent with past practice in all material respects; (ii) Liens for Taxes, utilities and other governmental charges that are not due and payable or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP; (iii) requirements and restrictions of zoning, building and other applicable Laws and municipal bylaws, and development, site plan, subdivision or other agreements with municipalities that do not materially interfere with the business of the Company and the Company Subsidiaries as currently conducted; (iv) licenses of, covenants not to sue under, and other grants of rights to use or obligations with respect to Intellectual Property Rights; (v) statutory Liens of landlords for amounts not due and payable or which are being contested in good faith by appropriate proceedings; (vi) deposits made in the ordinary course of business consistent with past practice in all material respects to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), public or statutory obligations, and surety, stay, appeal, customs or performance bonds, or similar obligations arising in each case in the ordinary course of business consistent with past practice in all material respects; (vii) Liens in favor of customs and revenue authorities arising as a matter of law and in the ordinary course of business consistent with past practice in all material respects to secure payment of customs duties in connection with the importation of goods; (viii) Liens resulting from securities Laws; (ix) Liens incurred in the ordinary course of business consistent with past practice in all material respects in connection with any purchase money security interests, equipment leases or similar financing arrangements; (x) the reservations, limitations, rights, provisos and conditions, if any, expressed in any grant or permit from any Governmental Entity or any similar authority including those reserved to or vested in any Governmental Entity; (xi) Liens that do not materially detract from the value of such property based upon its current use or interfere in any material respect with the current use, operation or occupancy by the Company or any Company Subsidiary of such property; (xii) Liens incurred in connection with the Credit Agreement, including pursuant to the Collateral Documents; provided that such Liens are released pursuant to the Pay-off Letter; and (xiii) Liens granted to secure (A) intercompany borrowings among the Company and any Company Subsidiaries or among any Company Subsidiaries or (B) any Indebtedness incurred as permitted under this Agreement.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Regulatory Laws” means the HSR Act, the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder, the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder, the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder, and any other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing person or body (or, if there are no such voting interests, more than 50% of the equity interests of which is owned directly or indirectly by such first Person).

“Tax Returns” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, together with any supplements or amendments thereto, filed or required to be filed with any Governmental Entity relating to Taxes.

“Taxes” means all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, franchise, value added and other taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

“Treasury Regulation” means the regulations promulgated by the United States Department of the Treasury under the Code.

Section 9.04          Interpretation.

(a)          When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article, a Section or an Exhibit of or to this Agreement unless otherwise indicated.  The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “or” is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  All pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require.  Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.  References to a Person are also to its permitted successors and assigns.  Unless otherwise specifically indicated, all references to “$” will be deemed references to the lawful money of the United States of America.  In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring by virtue of the authorship of any provisions of this Agreement.  Any reference to “days” means calendar days unless Business Days are expressly specified.  If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 9.05          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.05 with respect thereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.06          Counterparts.  This Agreement may be executed in multiple counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.07          Entire Agreement; No Third-Party Beneficiaries.  This Agreement, taken together with the Equity Commitment Letters, the Guarantee, the Parent Disclosure Letter, the Company Disclosure Letter and the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Merger and the other transactions contemplated by this Agreement and (b) except for Section 6.04 (of which the Persons who are entitled to indemnification or insurance, as the case may be, thereunder are intended beneficiaries following the Effective Time), this Agreement is not intended to confer upon any Person other than the parties any rights or remedies.

Section 9.08          GOVERNING LAW.  THIS AGREEMENT, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE AND ANY ACTION OR PROCEEDING (WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE) ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CONNECTICUT, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS OF THE STATE OF CONNECTICUT.

Section 9.09          Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided that the rights, interests and obligations of Merger Sub may be assigned to another direct or indirect wholly owned subsidiary of Parent.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

Section 9.10          Specific Enforcement; Jurisdiction; Venue.

(a)          The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and the Equity Commitment Letters and to enforce specifically the performance of the terms and provisions of this Agreement and the Equity Commitment Letters, including the right of a party to cause the other parties to consummate the Merger and the other transactions contemplated hereby.  It is agreed that the parties are entitled to enforce specifically the performance of terms and provisions of this Agreement and the Equity Commitment Letters in any court referred to in clause (a) below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.  The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.  In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in any court of the State of Connecticut or of the United States District Court for the District of Connecticut.  Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Connecticut, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Connecticut as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Connecticut as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (1) the suit, action or proceeding in any such court is brought in an inconvenient forum, (2) the venue of such suit, action or proceeding is improper or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b)          Notwithstanding anything to the contrary in this Agreement, it is acknowledged and agreed that the right of the Company to specific performance in connection with enforcing the obligations of Parent and Merger Sub hereunder and under the Equity Commitment Letter to effect the Closing or cause the Equity Financing to be funded (but not the right of the Company to specific performance for any other reason) will be subject to the requirements that (i) all of the conditions in Sections 7.01 and 7.03 are satisfied (other than those conditions that, by their nature, have been satisfied at the Closing (provided such conditions would have been capable of being satisfied as of such date) or the failure of which to be satisfied is attributable primarily to a breach by Parent of its representations, warranties, covenants or agreements contained herein) or waived by the Company, and remain so satisfied or waived at the time specific performance is granted, (ii) the Debt Financing (or any alternative financing in accordance with Section 6.10(f)) has been funded or will be funded in full at the Closing if the Equity Financing is funded at the Closing (or, if the Debt Financing (or any such alternative financing) has been funded into escrow in full at the Closing if the Equity Financing is funded at the Closing, such funds have been or would be released from escrow), (iii) the Company has irrevocably notified Parent in writing that all conditions set forth in Section 7.01 and Section 7.02 (other than those conditions that by their nature are to be satisfied by the taking of actions or delivery of documents, or waived, on the Closing Date, but subject to the satisfaction or waiver of those conditions), have been satisfied or waived (or that the Company would be willing to waive any unsatisfied conditions in Section 7.01 or Section 7.02 for purposes of consummating the Closing) and that the Company stood ready, willing and able to consummate the transactions contemplated by this Agreement on such date and at all times during the three (3) Business Day prior immediately thereafter, and (iv) Parent fails to consummate the Merger within the three (3) Business Day period after delivery by the Company to Parent of the notice described in preceding clause (iii). In no event shall Parent be obligated to both (x) specifically perform the obligation to cause the Equity Financing to be funded and consummate the Closing and (y) pay the Reverse Termination Fee.

Section 9.11          WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12          Debt Financing Sources.  Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself and each of its Affiliates and its and their respective directors, officers, employees and equityholders hereby: (a) agrees that any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Related Parties, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letter, any Debt Fee Letter, any Definitive Debt Agreement or any other document related thereto) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the State of New York or of the United States District Court sitting in the borough of Manhattan in the City and State of New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such court, (b) agrees that any such proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), (c) agrees not to bring or support or permit any of its Affiliates to bring or support any proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Related Party in any way arising out of or relating to, this Agreement, the Debt Financing, or any of the agreements (including the Debt Commitment Letter, any Debt Fee Letter, any Definitive Debt Agreement or any other document related thereto) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the State of New York or of the United States District Court sitting in the borough of Manhattan in the City and State of New York,, (d) agrees that service of process upon such party in any such proceeding or proceeding shall be effective if notice is given in accordance with Section 9.02, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such proceeding in any such court, (f) KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY PROCEEDING BROUGHT AGAINST THE DEBT FINANCING RELATED PARTIES IN ANY WAY ARISING OUT OF OR RELATING TO, THIS AGREEMENT, THE DEBT FINANCING, OR ANY OF THE AGREEMENTS (INCLUDING THE DEBT COMMITMENT LETTER, ANY DEBT FEE LETTER, ANY DEFINITIVE DEBT AGREEMENT OR ANY OTHER DOCUMENT RELATED THERETO) ENTERED INTO IN CONNECTION WITH THE DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OF ANY SERVICES THEREUNDER, (g) agrees that none of the Debt Financing Related Parties will have any liability to the Company or any of its Affiliates or its or their respective directors, officers, employees or equityholders relating to or arising out of this Agreement, the Debt Financing, or any of the agreements (including the Debt Commitment Letter, any Debt Fee Letter, any Definitive Debt Agreement or any other document related thereto) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, nor shall the Company or any of its Affiliates or equityholders be entitled to specific performance of any commitment letter or similar agreement entered into by Parent for any Debt Financing against the Debt Financing Sources providing such Debt Financing and (h) agrees that the Debt Financing Related Parties are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in Section 8.03(c) and this Section 9.12 (and such provisions shall not be amended in any way materially adverse to any of the Debt Financing Related Party without the prior written consent of any Debt Financing Source so adversely affected); provided, that, notwithstanding the foregoing, nothing in this Section 9.12 shall in any way limit or modify the rights and obligations of Parent under this Agreement or the Debt Commitment Letter or any Debt Financing Source’s obligations to Parent under the Debt Commitment Letter.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have duly executed this Agreement, all as of the date first written above.

KAMAN CORPORATION

By:	/s/ Ian K. Walsh
Name: Ian K. Walsh
Title: President and Chief Executive Officer

OVATION PARENT, INC.

By:	/s/ Shyam Ravindran
Name: Shyam Ravindran
Title: President

OVATION MERGER SUB, INC.

By:	/s/ Shyam Ravindran
Name: Shyam Ravindran
Title: President

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	Section 5.04(f)(iv)
Active Government Contract	Section 4.15(a)
Adverse Recommendation Change	Section 5.04(d)
Affiliate	Section 9.03
Agreement	Preamble
Alternative Proposal	Section 5.04(f)(i)
Antitrust Counsel Only Material	Section 6.03(b)
Balance Sheet	Section 4.06(c)
Book-Entry Shares	Section 2.01(c)
Business Day	Section 9.03
Capital Expenditures Plan	Section 5.01(o)
Capital Stock	Section 4.03(a)
Capped Call Transactions	Section 9.03
CBCA	Section 1.01
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.03
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 9.03
Collateral Documents	Section 9.03
Collective Bargaining Agreement	Section 9.03
Common Stock	Section 2.01
Company	Preamble
Company Benefit Plan	Section 4.10(a)
Company Board	Section 4.04
Company Bylaws	Section 4.01
Company Charter	Section 4.01
Company Disclosure Letter	Article IV
Company Employee	Section 6.08(a)
Company ESPP	Section 9.03
Company Financial Advisor	Section 4.20
Company Indemnified Parties	Section 6.04(a)
Company Material Adverse Effect	Section 9.03
Company Option	Section 9.03
Company Parties	Section 6.05
Company Party	Section 6.10(h)
Company PSU	Section 9.03
Company Recommendation	Section 6.01(e)
Company Restricted Stock	Section 9.03
Company SEC Documents	Section 4.06(a)
Company Shareholder Approval	Section 4.04
Company Shareholders Meeting	Section 4.04
Company Stock Award	Section 9.03
Company Stock Plan	Section 9.03

Company Subsidiary	Section 9.03
Company Termination Fee	Section 8.03(b)
Company Voting Debt	Section 4.03(b)
Confidentiality Agreement	Section 6.02
Connecticut Secretary	Section 9.03
Consent	Section 3.03(b)
Consents	Section 3.03(b)
Contract	Section 3.03(a)
Convertible Notes	Section 9.03
Convertible Notes Indenture	Section 9.03
Copyrights	Def. of ‘Intellectual Property Rights’
Credit Agreement	Section 9.03
Credit Agreement Payoff Amount	Section 9.03
CTA	Section 6.11
Customarily Redacted	Section 9.03
Debt Commitment Letter	Section 3.09(a)
Debt Fee Letters	Section 3.09(a)
Debt Financing	Section 3.09(a)
Debt Financing Letters	Section 3.09(a)
Debt Financing Related Parties	Section 9.03
Debt Financing Sources	Section 9.03
Definitive Debt Agreements	Section 6.10(b)
DOJ	Section 6.03(a)
Effective Time	Section 1.03
End Date	Section 8.01(b)(i)
Environmental Law	Section 4.13
Equity Commitment Letters	Section 3.09(a)
Equity Financing	Section 3.09(a)
ERISA	Section 9.03
Exchange Act	Section 9.03
Excluded Contract	Section 4.14(b)(vi)
Filed Company Contract	Section 4.14(a)
Filed Company SEC Documents	Article IV
Financing	Section 3.09(a)
Financing Commitments	Section 3.09(a)
Foreign Investment Clearances	Section 9.03
Foreign Investment Laws	Section 9.03
FTC	Section 6.03(a)
GAAP	Section 4.06(b)
Government Contract	Section 9.03
Governmental Approvals	Section 6.03(a)
Governmental Entity	Section 3.03(b)
Group	Section 5.04(a)
Guarantee	Recitals
Guarantors	Recitals
HSR Act	Section 3.03(b)
Indebtedness	Section 9.03

Inquiry	Section 5.04(a)
Intellectual Property Rights	Section 9.03
International Benefit Plan	Section 4.10(a)
Intervening Event	Section 5.04(f)(ii)
Investors	Recitals
IRS	Section 4.10(b)
Judgment	Section 3.03(a)
Knowledge	Def. of ‘Intellectual Property Rights’
Labor Organization	Section 9.03
Law	Section 3.03(a)
Legal Restraints	Section 7.01(c)
Letter of Transmittal	Section 2.02(b)
Liens	Section 9.03
Locations	Section 6.11
Material Contract	Section 4.14(b)(vi)
Maximum Amount	Section 6.04(b)
Merger	Section 1.01
Merger Consideration	Section 2.01(c)
Merger Sub	Preamble
Merger Sub Board	Section 9.03
Merger Sub Common Stock	Section 2.01
NISPOM Rule	Section 6.03(a)
Notice Period	Section 5.04(d)(i)
NYSE	Section 9.03
Option Payments	Section 2.03(c)
Owned Real Property	Section 4.16(a)
Parent	Preamble
Parent Board	Section 9.03
Parent Disclosure Letter	Article III
Parent Material Adverse Effect	Section 9.03
Patents	Def. of ‘Intellectual Property Rights’
Paying Agent	Section 2.02(a)
Payment Fund	Section 2.02(a)
Pay-off Letter	Section 5.05
Permit	Section 3.03(b)
Permits	Section 3.03(b)
Permitted Liens	Section 9.03
Person	Section 9.03
Preferred Stock	Section 4.03(a)
Prohibited Provisions	Section 6.10(b)
Proxy Date	Section 6.01(d)
Proxy Statement	Section 6.01(a)
PSU Payments	Section 2.03(a)
Real Estate Leases	Section 4.16(b)
Registered Intellectual Property Rights	Section 4.17(a)
Regulatory Laws	Section 9.03
Representatives	Section 5.04(a)
Required Amounts	Section 3.09(b)
Restricted Stock Payments	Section 2.03(b)

Reverse Termination Fee	Section 8.03(c)
SEC	Section 9.03
Securities Act	Section 9.03
Solvent	Section 3.11
SOX	Section 9.03
Subsidiary	Section 9.03
Superior Proposal	Section 5.04(f)(iii)
Surviving Company	Section 1.01
Tax Returns	Section 9.03
Taxes	Section 9.03
Trademarks	Def. of ‘Intellectual Property Rights’
Treasury Regulation	Section 9.03
WARN	Section 5.01(n)

Exhibit 99.1

Kaman to be Acquired by Arcline for $1.8 Billion

Kaman Shareholders to Receive $46.00 Per Share in Cash,
Delivering Significant and Certain Cash Value to Shareholders

BLOOMFIELD, Conn. – JANUARY 19, 2024 – Kaman Corp. (NYSE:KAMN) (“Kaman” or the “Company”) today announced that it has entered into a definitive agreement to be acquired by Arcline Investment Management, L.P. (“Arcline”), a growth-oriented private equity firm with deep experience investing in technology-driven, meaningful-to-the-world industrial businesses, in an all-cash transaction with a total enterprise value of approximately $1.8 billion. Upon completion of the transaction, Kaman will become a privately held company.

Under the terms of the agreement, Kaman shareholders will receive $46.00 per share in cash. The per share purchase price represents a premium of approximately 105% over Kaman’s closing share price on January 18, 2024, the last full trading day prior to the transaction announcement, and a premium of approximately 110% over the volume weighted average price (VWAP) of Kaman common stock for the 90 days ending January 18, 2024.

“Following robust engagement with Arcline and careful evaluation of other potential value creation opportunities, we are pleased to have reached this agreement,” said Ian K. Walsh, Kaman Chairman, President and Chief Executive Officer. “Given the rigorous review of alternatives we recently completed, we are confident this transaction maximizes value for shareholders and is in the best interest of Kaman as well as our employees, customers and other stakeholders.”

Mr. Walsh continued, “Over the last several quarters, we have made significant progress executing our strategy by transforming our portfolio, through investing in innovation, pivoting to new growth technologies, and optimizing the Company’s cost structure. Arcline recognizes the strength of Kaman’s leadership and team, product portfolio and outstanding employees, and we look forward to benefitting from increased resources, expertise and flexibility as a private company post-closing. We thank Kaman’s many valued employees for helping us reach this important milestone in the Company’s history.”

Arcline said, “We have tremendous respect and admiration for Kaman’s team, history, and its portfolio of brands. Kaman has long been a trusted solutions provider of engineered components and subsystems to mission-critical markets, and we believe the Company is in a strong position to grow and benefit from attractive tailwinds. We look forward to working closely with Ian and the rest of the talented Kaman team to drive further growth through accelerated investments in both new product development and strategic acquisitions.”

Transaction Details

The transaction, which has been unanimously approved by the Kaman Board of Directors, is expected to close in the first half of 2024, subject to customary closing conditions, including approval by Kaman shareholders and receipt of required regulatory approvals. Following its unanimous approval of the transaction, the Kaman Board of Directors recommends that Kaman shareholders vote in favor of the transaction. The transaction is not subject to a financing condition. Arcline intends to fund the transaction with a combination of committed debt and equity financing. Upon completion of the transaction, Kaman will become a wholly owned subsidiary of investment funds managed by Arcline and Kaman’s common stock will no longer be listed on any public stock exchange.

Advisors

J.P. Morgan Securities LLC is serving as exclusive financial advisor to Kaman, and Skadden, Arps, Slate, Meagher & Flom LLP and Wiggin and Dana LLP are acting as legal counsel to Kaman.

Morgan Stanley & Co. LLC is serving as exclusive financial advisor to Arcline and Latham & Watkins LLP and Paul Hastings LLP are acting as legal counsel to Arcline.

About Kaman

Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut, conducts business in the aerospace & defense, industrial and medical markets. Kaman produces and markets proprietary aircraft bearings and components; super precision, miniature ball bearings; proprietary spring energized seals, springs and contacts; wheels, brakes and related hydraulic components for helicopters, fixed-wing and UAV aircraft; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; safe and arming solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; restoration, modification and support of our SH-2G Super Seasprite maritime helicopters; support of our heavy lift K-MAX® manned helicopter; and development of the KARGO UAV unmanned aerial system, a purpose built autonomous medium lift logistics vehicle. More information is available at www.kaman.com.

About Arcline

Arcline Investment Management is a growth-oriented private equity firm with $8.9 billion in cumulative capital commitments. Arcline seeks to invest in technology driven, meaningful-to-the-world industrial businesses that enable a better future. For more information visit www.arcline.com.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements also may be included in other publicly available documents issued by the Company and in oral statements made by our officers and representatives from time to time. These forward-looking statements are intended to provide management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. They can be identified by the use of words such as “intend,” “expect,” “strategy,” “will” and other words of similar meaning in connection with a discussion of future operating or financial performance. Examples of forward-looking statements include, among others, statements relating to future sales, earnings, cash flows, results of operations, uses of cash and other measures of financial performance. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and other factors that may cause the Company’s actual results and financial condition to differ materially from those expressed or implied in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following risks: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (ii) the risk that the Company’s shareholders may not approve the proposed transaction. (iii) inability to complete the proposed transaction because, among other reasons, conditions to the closing of the proposed transaction may not be satisfied or waived; (iv) uncertainty as to the timing of completion of the proposed transaction; (v) potential adverse effects or changes to relationships with customers, employees, suppliers or other parties resulting from the announcement or completion of the proposed transaction; (vi) potential litigation relating to the proposed transaction that could be instituted against the Company, Arcline or their respective directors and officers, including the effects of any outcomes related thereto; or (vii) possible disruptions from the proposed transaction that could harm the Company’s or Arcline’s business, including current plans and operations. Further information regarding the important factors that could cause actual results to differ from projected results can be found in the Company’s reports filed or that may be filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2023, June 30, 2023 and September 29, 2023.  Any forward-looking information provided in this release should be considered with these factors in mind. We assume no obligation to update any forward-looking statements contained in this release.

Important Additional Information and Where to Find It

In connection with the proposed transaction between the Company and Arcline, the Company intends to file relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the proxy materials to each shareholder entitled to vote at the special meeting relating to the proposed transaction. This communication is not a substitute for the proxy statement or any other document that the Company may file with the SEC or send to its shareholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the proposed transaction (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at the Company’s website (https://investors.kaman.com/) or by contacting the investor relations department of the Company.

Participants in the Solicitation

The Company and its directors and executive officers, including Aisha M. Barry, A. William Higgins, Scott E. Kuechle, Michelle J. Lohmeier, Jennifer M. Pollino, Niharika T. Ramdev, all of whom are members of the Company’s Board of Directors, as well as Ian K. Walsh, the Company’s Chairman, President and Chief Executive Officer, Carroll K. Lane, Interim Chief Financial Officer, Richard S. Smith, Jr., General Counsel, may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the proposed transaction. Additional information regarding such participants (other than for Mr. Smith), including their direct or indirect interests, by security holdings or otherwise, can be found under the captions “Security Ownership of Certain Beneficial Owners and Management,” “Information about the Board of Directors and Corporate Governance—2022 Director Compensation,” and “Compensation Discussion and Analysis” contained in the Company’s proxy statement on Schedule 14A filed with the SEC on March 3, 2023. To the extent that the Company’s directors and executive officers and their respective affiliates have acquired or disposed of security holdings since the applicable “as of” date disclosed in the 2023 Proxy Statement, such transactions have been or will be reflected on Statements of Change in Ownership on Form 4, Initial Statements of Beneficial ownership on Form 3, or amendments to beneficial ownership reports on Schedules 13D filed with the SEC: Form 4, filed by Scott E. Kuechle, with the filings of the Company on April 21, 2023; Form 4 filed by Niharika Ramdev, with the filings of the Company on April 21, 2023; Form 4, filed by A. William Higgins, with the filings of the Company on April 21, 2023; Form 4s filed by Carroll K. Lane, with the filings of the Company on February 23, 2023 and July 6, 2023; Form 4s, filed by Ian K. Walsh, with the filings of the Company on February 23, 2023, March 2, 2023, and September 11, 2023; Form 4s, filed by Megan A. Morgan, with the filings of the Company on February 23, 2023, March 2, 2023, November 14, 2023 and December 6, 2023; Form 4, filed by Jennifer M. Pollino, with the filings of the Company on April 21, 2023; Form 4, filed by Aisha M. Barry, with the filings of the Company on April 21, 2023; Form 4, filed by Michelle Lohmeier, with the filings of the Company on April 21, 2023; Form 4s, filed by Kristen M. Samson, with the filings of the Company on January 19, 2023, February 23, 2023, and March 2, 2023; Form 3, filed by Matthew K. Petterson, with the filings of the Company on September 1, 2023; Form 3, filed by Wilfredo R. Dilig, with the filings of the Company on January 30, 2023 and Form 4s, also filed by Wilfredo R. Dilig, with the filings of the Company on February 23, 2023 and March 2, 2023; and Form 3, filed by Richard Smith, with the filings of the Company on January 30, 2023 and Forms 4s, also filed by Richard Smith, with the filings of the Company on February 23, 2023, and December 6, 2023. Information regarding the identity of the potential participants, and their direct or indirect interests in the proposed transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the proposed transaction. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and the Company’s website at https://kaman.com/.

Kaman Contact

Mahmoud Siddig / Andrew Siegel / Rachel Goldman / Carleigh Roesler
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

Arcline Contact

Jon Keehner / Tim Ragones / Erik Carlson
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449
Arcline-jf@joelefrank.com